     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1999


                                                     REGISTRATION NO. 333-746659

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                            STARMEDIA NETWORK, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                         ------------------------------

               DELAWARE                                  7375                                 06-1461770
     (State or Other Jurisdiction            (Primary Standard Industrial                  (I.R.S. Employer
  of Incorporation or Organization)          Classification Code Number)                Identification Number)

                             29 WEST 36(TH) STREET
                                  FIFTH FLOOR
                            NEW YORK, NEW YORK 10018
                                 (212) 548-9600

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         ------------------------------

                              FERNANDO J. ESPUELAS
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            STARMEDIA NETWORK, INC.
                             29 WEST 36(TH) STREET
                                  FIFTH FLOOR
                            NEW YORK, NEW YORK 10018
                                 (212) 548-9600
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                         ------------------------------

                                   COPIES TO:

            ALEXANDER D. LYNCH, ESQ.                            KEITH F. HIGGINS, ESQ.
              BABAK YAGHMAIE, ESQ.                            CHRISTOPHER J. AUSTIN, ESQ.
         BROBECK, PHLEGER & HARRISON LLP                             ROPES & GRAY
            1633 BROADWAY, 47TH FLOOR                           ONE INTERNATIONAL PLACE
            NEW YORK, NEW YORK 10019                          BOSTON, MASSACHUSETTS 02110
                 (212) 581-1600                                     (617) 951-7000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------


                        CALCULATION OF REGISTRATION FEE



                                                                                           PROPOSED
                                                                       PROPOSED            MAXIMUM
                                                                       MAXIMUM            AGGREGATE           AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES TO BE        AMOUNT TO BE       OFFERING PRICE         OFFERING          REGISTRATION
                 REGISTERED                     REGISTERED(1)        PER SHARE(2)          PRICE(2)             FEE(3)
Common stock, par value $.001 per share.....   8,050,000 shares         $12.00           $96,600,000           $26,855



(1) Includes 1,050,000 shares which the underwriters have the option to purchase to cover overallotments, if any.



(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.



(3) $20,850 previously paid.

                         ------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION. DATED APRIL 27, 1999.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                            7,000,000 Shares
                         STARMEDIA NETWORK, INC.


                                  Common Stock

                               ------------------


    This is an initial public offering of shares of common stock of StarMedia Network, Inc. All of the 7,000,000 shares of common stock are being sold by StarMedia.



    Before this offering, there has been no public market for the common stock. StarMedia currently anticipates that the initial public offering price will be between $10.00 and $12.00 per share. Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "STRM".



    SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.


                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                    Per Share       Total
                                                    --------------  ----------------
Initial public offering price.....................  $               $
Underwriting discount.............................  $               $
Proceeds, before expenses, to StarMedia...........  $               $


    The underwriters may, subject to the terms of the underwriting agreement, purchase up to an additional 1,050,000 shares from StarMedia at the initial public offering price less the underwriting discount.


                            ------------------------

    The underwriters expect to deliver the shares against payment in New York,
New York on             , 1999.

GOLDMAN, SACHS & CO.
            BANCBOSTON ROBERTSON STEPHENS
                        J.P. MORGAN & CO.
                                     SALOMON SMITH BARNEY
                            ------------------------


                            WIT CAPITAL CORPORATION
                      FACILITATOR OF INTERNET DISTRIBUTION


                         ------------------------------

                     Prospectus dated              , 1999.

      [A FOLD-OUT WITH COLOR PICTURES OF THE STARMEDIA WEB SITE HOME PAGE
             AND VARIOUS OTHER PAGES WITHIN THE STARMEDIA WEB SITE;
        THE STARMEDIA LOGO AND WEB SITE ADDRESS; AND THE FOLLOWING TEXT:
           "500 MILLION PEOPLE . . . 23 COUNTRIES . . . 1 COMMUNITY";
             "PAN-REGIONAL COMMUNITY AND EXTENSIVE LOCAL CONTENT";
       "34 MILLION LATIN AMERICANS ONLINE BY YEAR 2000" (REFERENCING AND
               ATTRIBUTING TO NAZCA SAATCHI & SAATCHI 1997 DATA);
                     "MARKET LEADERSHIP THROUGH BRAND"; AND
              "THE LEADING ONLINE NETWORK ACROSS LATIN AMERICA".]

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                            STARMEDIA NETWORK, INC.

                                  OUR BUSINESS


    StarMedia is the leading online network across Latin America. Our network provides 17 interest-specific channels, extensive community features, sophisticated search capabilities and access to online shopping in Spanish and Portuguese. These channels cover topics of interest to Latin Americans online, including local and regional news, business and sports. We promote user affinity to the StarMedia community by providing Spanish and Portuguese language e-mail, chat rooms, instant messaging and personal homepages.



    At a time when content on the Internet is overwhelmingly in English, we offer Latin Americans a pan-regional community experience, combined with a broad array of Spanish and Portuguese content tailored for regional dialects and local cultural norms. We develop our product offerings both internally and through strategic relationships with third parties, including Netscape, Disney, Reuters and Ziff-Davis. We also provide advertisers and merchants targeted access to Latin American Internet users, an audience with a highly desirable demographic profile.



    The total number of Web pages our users access on our network in a month, referred to as our monthly page views, have grown from approximately 7 million in December 1997 to approximately 60 million in March 1999. In addition, as of March 31, 1999, we had approximately 425,000 registered e-mail users.



    Our growing user base provides advertisers and merchants with a highly attractive platform to reach their target audience and provides us with additional revenue opportunities. In addition, we believe that StarMedia appeals to advertisers and merchants because of our:


    - focus on Latin America;

    - powerful brand image in Latin America;

    - highly-targeted and attractive demographic user base; and


    - dedicated client services team that assists advertisers in developing, targeting and analyzing their campaigns.



    Consequently, we have been able to attract leading advertisers and sponsors such as Bradesco, Ford, Fox, IBM, Motorola, Nokia and Sony.


                             OUR MARKET OPPORTUNITY

    We believe that growth of Internet usage in Latin America will significantly outpace growth of worldwide Internet usage over the next several years. According to Nazca Saatchi & Saatchi, the number of Internet users in Latin America is expected to increase from 7 million users at the end of 1997 to 34 million users by the end of 2000. In Latin America, 20% of the population controls an estimated 65% of the overall buying power. Nazca Saatchi & Saatchi also reports that 90% of Latin American Internet users are from upper and middle socio-economic classes. This group represents an attractive demographic audience for advertisers and businesses.

                                  OUR STRATEGY

    Our objective is to strengthen our position as the leading online network across Latin America by:

    - aggressively extending our brand recognition;


    - enhancing and expanding our network of Spanish and Portuguese content and pan-regional community;



    - offering Internet access service to our community of users;



    - pursuing strategic acquisitions and alliances; and

    - expanding into additional Spanish- and Portuguese-speaking markets.



                                  OUR HISTORY



    We were incorporated in Delaware in March 1996. We commenced operations in September 1996 and launched the StarMedia network in December 1996. As of March 31, 1999, we had an accumulated deficit of approximately $72.2 million.


    Our principal executive offices are located at 29 West 36(th) Street, Fifth Floor, New York, New York 10018 and our telephone number is (212) 548-9600. In addition, we maintain offices in Sao Paulo, Mexico City, Buenos Aires, Bogota, Santiago, Montevideo, Caracas and Miami. Our Internet address is www.starmedia.com. The information on our Web site is not a part of this prospectus.

                                 OUR TRADEMARKS

    STARMEDIA and the STARMEDIA logo are registered trademarks and service marks of StarMedia. STARMEDIA.COM, TALKPLANET, BUSCAWEB, ORBITA, PIZARRAS and (V)PULSE are trademarks and service marks of StarMedia. All other trademarks and service marks used in this prospectus are the property of their respective owners.

                                  THE OFFERING

    The following information assumes that the underwriters do not exercise the option we have granted to them to purchase additional shares in this offering. Please see "Underwriting".


Shares offered by StarMedia...  7,000,000 shares

Shares to be outstanding after
  this offering...............
                                49,423,667 shares

Proposed Nasdaq National
  Market symbol...............
                                STRM

Use of proceeds...............
                                To fund our marketing activities, offer Internet access
                                services, expand our sales force, enhance our products and services, improve our network infrastructure, make strategic investments and acquisitions, and for general corporate
                                purposes. Please see "Use of Proceeds".



    This information is based on our shares of common stock outstanding as of March 31, 1999 and gives effect to the conversion of all outstanding shares of redeemable convertible preferred stock into 31,996,667 shares of common stock automatically on the closing of this offering. This information excludes:



    - 8,229,100 shares subject to options outstanding as of March 31, 1999 at a weighted average exercise price of $1.92 per share; and



    - 8,770,900 additional shares that could be issued under our stock option plans.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following tables summarize the financial data for our business. You should read this information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements included elsewhere in this prospectus.


                                                                      YEAR ENDED            THREE MONTHS ENDED
                                         PERIOD FROM MARCH 5,        DECEMBER 31,                MARCH 31,
                                          1996 (INCEPTION) TO   -----------------------  -------------------------
                                           DECEMBER 31, 1996      1997         1998        1998          1999
                                         ---------------------  ---------  ------------  ---------  --------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues...............................        $      --        $     460       $ 5,329  $     256  $        1,541
Operating expenses:
  Product and technology development...               36            1,229         6,816        794           3,562
  Sales and marketing..................               12            2,108        29,274      1,816           9,657
  General and administrative...........               78              648         4,600        450           2,410
  Depreciation and amortization........                2               38           774         79             467
  Stock-based compensation expense.....               --               --        10,421          2           1,247
                                                --------        ---------  ------------  ---------  --------------
  Total operating expenses.............              128            4,023        51,885      3,141          17,343
                                                --------        ---------  ------------  ---------  --------------
Operating loss.........................             (128)          (3,563)      (46,556)    (2,885)        (15,802)
  Interest income, net.................               --               35           670         28             421
                                                --------        ---------  ------------  ---------  --------------
Net loss...............................             (128)          (3,528)      (45,886)    (2,857)        (15,381)
                                                --------        ---------  ------------  ---------  --------------
Preferred stock dividends and
  accretion............................               --             (185)       (4,536)      (295)         (2,541)
Net loss available to common
  shareholders.........................        $    (128)       $  (3,713)     $(50,422) $  (3,152) $      (17,922)
                                                --------        ---------  ------------  ---------  --------------
                                                --------        ---------  ------------  ---------  --------------
Basic and diluted net loss per share...        $   (0.01)       $    (.37)     $  (4.94) $    (.31) $        (1.72)
                                                --------        ---------  ------------  ---------  --------------
Shares used in computing basic and
  diluted net loss per share...........            9,147           10,012        10,202     10,012          10,410
                                                --------        ---------  ------------  ---------  --------------
Pro forma basic and diluted net loss
  per share............................                                        $  (1.09)            $         (.36)
                                                                           ------------             --------------
                                                                           ------------             --------------
Shares used in computing pro forma
  basic and diluted net loss per
  share................................                                          42,199                     42,406
                                                                           ------------             --------------
                                                                           ------------             --------------



    The following table is a summary of our balance sheet at March 31, 1999. The pro forma data give effect to the conversion of our redeemable convertible preferred stock. The pro forma as adjusted data reflect the sale of 7,000,000 shares of common stock at an assumed initial public offering price of $11.00 per share, after deducting underwriting discounts and estimated offering expenses.



                                                                                    AS OF MARCH 31, 1999
                                                                            -------------------------------------
                                                                                                      PRO FORMA
                                                                              ACTUAL     PRO FORMA   AS ADJUSTED
                                                                            ----------  -----------  ------------
                                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.................................................  $   40,588   $  40,588    $  110,934
Working capital...........................................................      31,383      31,383       102,304
Total assets..............................................................      53,889      53,889       123,424
Redeemable convertible preferred stock....................................      99,035          --            --
Total stockholders' (deficit) equity......................................     (60,232)     38,803       108,913

                                  RISK FACTORS


    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THIS CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.


          RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS MODEL


OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT



    We were incorporated in March 1996. We commenced operations in September 1996 and launched the StarMedia network in December 1996. Accordingly, we have only a limited operating history for you to evaluate our business. You must consider the risks, expenses and uncertainties that an early stage company like ours faces. These risks include our ability to:


    - increase awareness of the StarMedia brand and continue to build user loyalty;

    - expand the content and services on our network;

    - attract a larger audience to our network;

    - attract a large number of advertisers from a variety of industries;

    - maintain our current, and develop new, strategic relationships;


    - respond effectively to competitive pressures; and



    - continue to develop and upgrade our technology.


    If we are unsuccessful in addressing these risks, our business, financial condition and results of operations will be materially and adversely affected. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our limited operating history.

WE HAVE NEVER MADE MONEY AND EXPECT OUR LOSSES TO CONTINUE


    We have never been profitable. As of March 31, 1999, we had an accumulated deficit of approximately $72.2 million. We expect to continue to incur significant losses for the foreseeable future. Although our revenues have grown in recent quarters, our expenses have grown even faster and we expect to increase our spending significantly. Accordingly, we will need to generate significant revenues to achieve profitability. We may not be able to do so.


OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATION AND YOU
  SHOULD NOT RELY ON THEM AS AN INDICATION OF OUR FUTURE RESULTS


    Our future revenues and results of operations may significantly fluctuate due to a combination of factors. Accordingly, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that in future periods our results of operations may be below the expectations of public market analysts and investors. This could cause the trading price of our common stock to decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for factors which may impact our quarterly results.



OUR OPERATING RESULTS MAY FLUCTUATE DUE TO SEASONAL FACTORS



    The level of use on our network is highly seasonal. This may cause fluctuations in our revenues and operating results. Visitor traffic on our network has historically been significantly lower during the first calendar quarter of the year because:


    - it includes the summer months in much of Latin America;

    - our target audience tends to take extended vacations during these months; and

    - schools and universities are generally closed.


As a result, advertisers have historically spent less in the first and second calendar quarters. We believe that these seasonal trends will continue to affect our results of operations. If our expenses increase during these periods, we may not generate sufficient revenue to offset these expenses.



WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT FUNDS TO GROW OUR BUSINESS



    We intend to continue to grow our business. Because we expect to generate losses for the foreseeable future, we do not expect that income from our operations will be sufficient to meet these needs. Therefore, we will likely have substantial future capital requirements after this offering. Obtaining additional financing will be subject to a number of factors, including:


    - market conditions;

    - our operating performance; and

    - investor sentiment.


    These factors may make the timing, amount, terms and conditions of additional financing unattractive for us. If we are unable to raise additional capital, our growth could be impeded.


                   RISKS RELATED TO OUR MARKETS AND STRATEGY


OUR BUSINESS WILL SUFFER IF THE INTERNET IS NOT ACCEPTED AS A MEDIUM FOR
  ADVERTISING AND COMMERCE



    We expect to derive most of our revenue for the foreseeable future from Internet advertising, and to a lesser extent, from electronic commerce. If the Internet is not accepted as a medium for advertising and commerce, our business will suffer. The Internet advertising market is new and rapidly evolving, particularly in Latin America. As a result, we cannot gauge its effectiveness or long term market acceptance as compared with traditional media.



    Advertisers and advertising agencies must direct a portion of their budgets to the Internet and, specifically, to our network. Many of our current or potential advertising and electronic commerce partners have limited experience using the Internet for advertising purposes and historically have not devoted a significant portion of their advertising budgets to Internet-based advertising. Advertisers that have invested substantial resources in other methods of conducting business may be reluctant to adopt a new strategy that may limit or compete with their existing efforts.



    In addition, companies may choose not to advertise on the StarMedia network if they do not perceive our audience demographic to be desirable or advertising on our network to be effective. No standards have been widely accepted for the measurement of the effectiveness of Internet advertising. Standards may not develop sufficiently to support the Internet as an effective advertising medium. If these standards do not develop, advertisers may choose not to advertise on the Internet in general or, specifically, on our network. This would have a material adverse effect on our business, financial condition and results of operations.



SOCIAL AND POLITICAL CONDITIONS IN LATIN AMERICA ARE VOLATILE AND MAY MAKE IT
  DIFFICULT TO CONTINUE GROWING AS EXPECTED



    We have and expect to continue to derive substantially all of our revenues from the Latin American markets. Social and political conditions in Latin America are volatile and may cause our operations to fluctuate. This volatility could make it difficult for us to sustain our expected growth in revenues and earnings, which could have an adverse effect on our stock price. Historically, volatility has been caused by:



    - significant governmental influence over many aspects of local economies;



    - political instability;



    - unexpected changes in regulatory requirements;


    - social unrest;


    - slow or negative growth;



    - imposition of trade barriers; and



    - wage and price controls.



We have no control over these matters. Volatility resulting from these matters may decrease Internet availability, create uncertainty regarding our operating climate and adversely affect our customers' advertising budgets, all of which may adversely impact our business.



CURRENCY FLUCTUATIONS AND GENERAL ECONOMIC CONDITIONS IN LATIN AMERICAN
  COUNTRIES MAY IMPACT OUR CUSTOMERS' SPENDING AND THE VALUE OF MONEY OWED TO US



    The currencies of many countries in Latin America, including Brazil and Argentina, have experienced substantial depreciation and volatility. The currency fluctuations, as well as high interest rates, inflation and high unemployment, have materially and adversely affected the economies of these countries. Poor general economic conditions in Latin American countries may cause our customers to reduce their advertising spending, which could adversely impact our business and could cause our revenue to decline unexpectedly.



    Our reporting currency is the U.S. dollar. In a number of cases, however, customers in Latin America may be billed in local currencies. Our accounts receivable from these customers will decline in value if the local currencies depreciate relative to the U.S. dollar. To date, we have not tried to reduce our exposure to exchange rate fluctuations by using hedging transactions. Although we may enter into hedging transactions in the future, we may not be able to do so successfully. In addition, our currency exchange losses may be magnified if we become subject to exchange control regulations restricting our ability to convert local currencies into U.S. dollars.



IF THE INTERNET IN LATIN AMERICA DOES NOT GROW, OUR BUSINESS WILL SUFFER



    The Latin American Internet market is in an early stage of development. Our future success depends on the continued growth of the Internet in Latin America. Our business, financial condition and results of operations will be materially and adversely affected if Internet usage in Latin America does not continue to grow or grows more slowly than we anticipate. Internet usage in Latin America may be inhibited for a number of reasons, including:


    - the cost of Internet access;

    - concerns about security, reliability, and privacy;

    - ease of use; and


    - quality of service.


UNDERDEVELOPED LATIN AMERICAN TELECOMMUNICATIONS INFRASTRUCTURES MAY LIMIT
  ACCESS TO THE INTERNET

    Access to the Internet requires a relatively advanced telecommunications infrastructure. The telecommunications infrastructure in many parts of Latin America is not as well-developed as in the United States or Europe. The quality and continued development of the telecommunications infrastructure in Latin America will have a substantial impact on our ability to deliver our services and on the market acceptance of the Internet in Latin America in general. If further improvements to the Latin American telecommunications infrastructure are not made, the Internet will not gain broad market acceptance in Latin America. If access to the Internet in Latin America does not continue to grow or grows more slowly than we anticipate, our business, financial condition and results of operations will be materially and adversely affected.

HIGH COST OF INTERNET ACCESS MAY LIMIT THE GROWTH OF THE INTERNET IN LATIN
  AMERICA



    Each country in Latin America has its own telephone rate structure which, if too expensive, may cause consumers to be less likely to access and transact business over the Internet. Although rates charged by Internet service providers and local telephone companies have been reduced recently in some countries, we do not know whether this trend will continue. Unfavorable rate developments could decrease our visitor traffic and our ability to derive revenues from transactions over the Internet. This could have a material adverse effect on our business, financial condition and results of operations.



OUR BUSINESS WILL SUFFER IF OUR PAN-REGIONAL APPROACH TO CONTENT DELIVERY DOES
  NOT ATTRACT USERS



    Latin America is made up of a number of diverse markets that differ historically, culturally, economically and politically. We use a pan-regional approach of customizing our content and advertisements to a particular user based on the user's location. Users, however, may prefer content which is specifically created for a local audience within Latin America using a strictly localized approach over our pan-regional approach. If users do not find the pan-regional content on our network appealing, they will decrease in number and advertisers will find our network an unattractive medium on which to advertise.



WE HAVE RECENTLY ANNOUNCED THAT WE WILL BE OFFERING INTERNET ACCESS SERVICES IN
  LATIN AMERICA, AND IT IS UNCERTAIN WHETHER THESE SERVICES WILL ACHIEVE WIDESPREAD CUSTOMER ACCEPTANCE



    We intend to offer Internet access services beginning in the second half of 1999. We have contracted with IBM Global Network to provide these services. We may also acquire or develop additional Internet access services in the future. We have no experience in marketing or operating an Internet access service, and we may not be able to do so successfully. If we are not able to successfully develop, market or operate our Internet access services, our expenses could increase substantially without generating significant additional revenue, our management's time may be wasted and our business may otherwise be materially and adversely affected.



IF WE FAIL TO DEVELOP OUR BRAND, WE WILL NOT ATTRACT VISITORS TO OUR NETWORK AND
  OUR BUSINESS WILL SUFFER



    Maintaining the StarMedia brand is critical to our ability to expand our user base and our revenues. We believe that the importance of brand recognition will increase as the number of Internet sites in Latin America grows. In order to attract and retain Internet users, advertisers and electronic commerce partners, we intend to increase substantially our expenditures for creating and maintaining brand loyalty.



    Our success in promoting and enhancing the StarMedia brand will also depend on our success in providing high quality content, features and functionality. If we fail to promote our brand successfully or if visitors to our network or advertisers do not perceive our services to be of high quality, the value of the StarMedia brand could be diminished. This could have a material and adverse effect on the business, financial condition and results of operations.



ADVERTISING PRICING MODELS WE ADOPT MAY NOT BE THE MOST PROFITABLE



    Different pricing models are used to sell advertising on the Internet, and the models we adopt may prove to not be the most profitable. Advertising based on impressions, or the number of times an advertisement is delivered to users, currently comprises substantially all of our revenues. To the extent that minimum guaranteed impression levels are not met, we defer recognition of the corresponding revenues until guaranteed impression levels are achieved. To the extent that minimum impression levels are not achieved, we may be required to provide additional impressions after the contract term, which would reduce our advertising inventory. This could have a material adverse effect on our business, financial condition and results of operations. It is difficult to predict which pricing model, if any, will emerge as the industry standard. This makes it difficult to project our future advertising rates and revenues. Our advertising revenues could be adversely affected if we are unable to adapt to new forms of Internet advertising or we do not adopt the most profitable form.



IF WE ARE UNABLE TO ADEQUATELY TRACK AND MEASURE THE DELIVERY OF ADVERTISEMENTS,
  COMPANIES MAY NOT FIND OUR NETWORK AN ATTRACTIVE MEDIUM ON WHICH TO ADVERTISE



    It is important to our advertisers that we accurately measure the demographics of our user base and the delivery of advertisements on our network. Companies may choose to not advertise on our network or may pay less for advertising if they do not perceive our ability to track and measure the delivery of advertisements to be reliable. We depend on third parties to provide us with some of these measurement services. If they are unable to provide these services in the future, we would need to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in our business during the time we are replacing these services. We are currently implementing additional systems designed to record information on our users. If we do not implement these systems successfully, we may not be able to accurately evaluate the demographic characteristics of our users.



THE LOSS OF ONE OF OUR TOP ADVERTISERS COULD SIGNIFICANTLY REDUCE OUR
  ADVERTISING REVENUE



    In 1998, our top advertiser, Fox Latin America, accounted for approximately 23% of our total advertising revenues. In 1998, our top five advertisers accounted for approximately 62% of our total revenues. In the first quarter of 1999, our top advertiser, Netscape, accounted for approximately 19% of our total revenues. In the first quarter of 1999, our top 5 advertisers accounted for approximately 60% of our total revenues. Our business, results of operations and financial condition could be materially and adversely affected by the loss of one or more of our top advertisers. If we do not attract additional advertisers, our business, financial condition and results of operations could be materially adversely affected.



IF OUR ADVERTISING SALES DEPARTMENT DOES NOT MAINTAIN AND INCREASE OUR
  ADVERTISING SALES, OUR REVENUES WILL NOT GROW AS EXPECTED



    We depend on our advertising sales department to maintain and increase our advertising sales. Our business, financial condition and results of operations could be materially and adversely affected if our advertising sales department is not effective. As of March 31, 1999, our advertising sales department consisted of over 75 employees. Although we expect our advertising sales department to grow, it can take a relatively long period of time before new sales personnel become productive.


WE MAY HAVE DIFFICULTY MANAGING OUR EXPANDING OPERATIONS


    We have recently experienced a period of rapid growth. This has placed a significant strain on our managerial, operational and financial resources. To accommodate this growth, we must implement new or upgraded operating and financial systems, procedures and controls throughout many different locations. We may not succeed with these efforts. Our failure to expand and integrate these areas in an efficient manner could cause our expenses to grow, our revenues to decline or grow more slowly than expected and could otherwise have a material adverse effect on our business, financial condition and results of operations.



IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL, OUR BUSINESS AND GROWTH WILL
  SUFFER



    We depend on the services of our senior management and key technical personnel. In particular, our success depends on the continued efforts of our Chairman and Chief

Executive Officer, Fernando J. Espuelas, and our President, Jack C. Chen. The loss of the services of either executive officer or any of our key management, sales or technical personnel could have a material adverse effect on our business, financial condition and results of operations. In addition, our success is largely dependent on our ability to hire highly qualified managerial, sales and technical personnel. These individuals are in high demand and we may not be able to attract the staff we need. The difficulties and costs in connection with our personnel growth are compounded by the fact that many of our operations are internationally based.



IF WE ARE UNABLE TO INTEGRATE OUR JOINT VENTURES, ACQUISITIONS AND ALLIANCES,
  OUR BUSINESS MAY BE DISRUPTED



    In the past, we have acquired or developed alliances or joint ventures with complementary businesses, technologies, services or products. In particular, in the first quarter of 1999, we acquired two Brazilian Internet properties. We may be unable to integrate or implement these joint ventures, acquisitions or alliances effectively. Any difficulties in this process could disrupt our ongoing business, distract our management and employees, increase our expenses and otherwise adversely affect our business.



FINANCING FOR FUTURE JOINT VENTURES, ACQUISITIONS OR ALLIANCES MAY NOT BE
  AVAILABLE OR MAY DILUTE EXISTING STOCKHOLDERS



    We do not know if we will be able to identify any future joint ventures, acquisitions or alliances or that we will be able to successfully finance these transactions. A failure to identify or finance future transactions may impair our growth. In addition, to finance these transactions, it may be necessary for us to raise additional funds through public or private financings. Any equity or debt financings, if available at all, may impact our operations and, in the case of equity financings, may result in dilution to existing stockholders.



COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR BUSINESS



    There are many companies that provide Web sites and online destinations targeted to Latin Americans and Spanish- and Portuguese-speaking people in general. Competition for visitors, advertisers and electronic commerce partners is intense and is expected to increase significantly in the future because there are no substantial barriers to entry in our market.


    Increased competition could result in:

    - lower advertising rates;

    - price reductions and lower profit margins;

    - loss of visitors;

    - reduced page views; or

    - loss of market share.


    Any one of these could materially and adversely affect our business, financial condition and results of operations.



    In addition, our competitors may develop content that is better than ours or that achieves greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. A loss of users to our competitors may have a material and adverse effect on our business, financial condition and results of operations.



IF WE DO NOT CONTINUALLY ENHANCE AND DEVELOP THE CONTENT AND FEATURES OF OUR
  NETWORK, WE WILL NOT ATTRACT VISITORS OR ADVERTISERS


    To remain competitive, we must continue to enhance and improve our content. In addition, we must:

    - continually improve the responsiveness, functionality and features of our network; and

    - develop other products and services that are attractive to users and advertisers.


    We may not succeed in developing or introducing features, functions, products and services that visitors and advertisers find attractive in a timely manner. This would likely reduce our visitor traffic and materially and adversely affect our business, financial condition and results of operations.



    We constantly attempt to determine what content, features and functionality our target audience wants. We rely to a large extent on third parties for our content, much of which is easily available from other sources. If other networks present the same or similar content in a superior manner, it would adversely affect our visitor traffic.



A FAILURE TO ESTABLISH AND MAINTAIN STRATEGIC THIRD-PARTY RELATIONSHIPS COULD
  LIMIT OUR ABILITY TO ATTRACT AND RETAIN USERS



    We have focused on establishing relationships with leading content providers, electronic commerce merchants, technology providers, and infrastructure providers. Our business depends extensively on these relationships. Because most of our agreements with these third parties are not exclusive, our competitors may seek to use the same partners as we do and attempt to adversely impact our relationships with our partners. We might not be able to maintain these relationships or replace them on financially attractive terms. If the parties with which we have these relationships do not adequately perform their obligations, reduce their activities with us, choose to compete with us or provide their services to a competitor, we may have more difficulty attracting and maintaining visitors to our network and our business, financial condition and results of operations could be materially and adversely affected. Also, we intend to actively seek additional relationships in the future. Our efforts in this regard may not be successful.


        RISKS RELATED TO THE INTERNET AND OUR TECHNOLOGY INFRASTRUCTURE


UNEXPECTED NETWORK INTERRUPTIONS CAUSED BY SYSTEM FAILURES MAY RESULT IN REDUCED
  VISITOR TRAFFIC, REDUCED REVENUE AND HARM TO OUR REPUTATION



    In the past, we have experienced:


    - system disruptions;

    - inaccessibility of our network;

    - long response times;

    - impaired quality; and

    - loss of important reporting data.


    Although we are in the process of improving our network, we may not be successful in implementing these measures. If we experience delays and interruptions, visitor traffic may decrease and our brand could be adversely affected. Because our revenues depend on the number of individuals who use our network, our business may suffer if our improvement efforts are unsuccessful.



    We maintain our central production servers at the New Jersey data center of Exodus Communications. We also have a second co-location facility at Digital Island in New York. A failure by Exodus or Digital Island to protect their systems against damage from fire, hurricanes, power loss, telecommunications failure, break-ins or other events, could have a material adverse effect on our business, financial condition and results of operations.



CONCERNS ABOUT SECURITY OF THE INTERNET MAY REDUCE THE USE OF OUR NETWORK AND
  IMPEDE OUR GROWTH


    A significant barrier to electronic commerce and confidential communications over the Internet has been the need for security. Internet usage could decline if any well-publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. Unauthorized persons could attempt to penetrate our network security. If successful, they could misappropriate proprietary information or cause interruptions in our services. As a result, we may be required to expend capital and resources to protect against or to alleviate these problems. Security breaches could have a material adverse effect on our business, results of operation and financial condition.



COMPUTER VIRUSES MAY ADVERSELY AFFECT OUR BUSINESS



    Computer viruses may cause our systems to incur delays or other service interruptions. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system is highly publicized, our reputation could be materially damaged and our visitor traffic may decrease.


YEAR 2000 PROBLEMS MAY DISRUPT OUR BUSINESS


    Many currently installed computer systems and software products only accept two digits to identify the year in any date. Therefore, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations causing disruptions to our operations. Our failure to correct a material Year 2000 problem could have a material adverse effect on our business, financial condition and results of operations.



    We are currently conducting an inventory, and developing testing procedures, for all software and other systems that we believe might be affected by Year 2000 issues. Since third parties developed and currently support many of the systems that we use, a significant part of this effort will be to ensure that these third-party systems are Year 2000 compliant. We plan to confirm this compliance through a combination of the representation by these third parties of their products' Year 2000 compliance, as well as specific testing of these systems. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations".



                       RISKS RELATED TO LEGAL UNCERTAINTY



GOVERNMENTAL REGULATIONS REGARDING THE INTERNET MAY BE ENACTED WHICH COULD
  IMPEDE OUR BUSINESS



    To date, governmental regulations have not materially restricted use of the Internet in our markets. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. Uncertainty and new regulations could increase our costs of doing business and prevent us from delivering our products and services over the Internet. The growth of the Internet may also be significantly slowed. This could delay growth in demand for our network and limit the growth of our revenues.



    In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues which include:


    - sales and other taxes;

    - user privacy;

    - pricing controls;

    - characteristics and quality of products and services;

    - consumer protection;

    - cross-border commerce;

    - libel and defamation;

    - copyright, trademark and patent infringement;

    - pornography; and


    - other claims based on the nature and content of Internet materials.



WE MAY BECOME SUBJECT TO CLAIMS REGARDING FOREIGN LAWS AND REGULATIONS



    Because we have employees, property and business operations in the United States and throughout Latin America, we are subject to the laws and the court systems of many jurisdictions. We may become subject to claims based on foreign jurisdictions for violations of their laws. In addition, these laws may be changed or new laws may be enacted in the future. International litigation is often expensive, time consuming and distracting. Accordingly, any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

UNAUTHORIZED USE OF OUR INTELLECTUAL PROPERTY BY THIRD PARTIES MAY DAMAGE OUR
  BRAND



    We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may damage our brand and our reputation. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries are uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States.



DEFENDING AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS COULD BE EXPENSIVE,
  AND IF WE ARE NOT SUCCESSFUL, COULD DISRUPT OUR BUSINESS



    We cannot be certain that our products do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third-party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business.



WE MAY BE SUBJECT TO CLAIMS BASED ON THE CONTENT WE PROVIDE OVER OUR NETWORK



    The laws in the United States and in Latin American countries relating to the liability of companies which provide online services, like ours, for activities of their visitors are currently unsettled. Claims have been made against online service providers and networks in the past for defamation, negligence, copyright or trademark infringement, obscenity, personal injury or other theories based on the nature and content of information that was posted online by their visitors. We could be subject to similar claims and incur significant costs in their defense. In addition, we could be exposed to liability for the selection of listings that may be accessible through our network or through content and materials that our visitors may post in classifieds, message boards, chat rooms or other interactive services. It is also possible that if any information provided through our services contains errors, third parties could make claims against us for losses incurred in reliance on the information. We offer Web-based e-mail services, which expose us to potential liabilities or claims resulting from:


    - unsolicited e-mail;

    - lost or misdirected messages;

    - illegal or fraudulent use of e-mail; or

    - interruptions or delays in e-mail service.

    Investigating and defending these claims is expensive, even if they do not result in liability.


WE MAY BE SUBJECT TO CLAIMS BASED ON PRODUCTS SOLD ON OUR NETWORK



    We have entered into arrangements to offer third-party products and services on our network under which we may be entitled to receive a share of revenues generated from these transactions. These arrangements may subject us to additional claims including product liability or personal injury from the products and services, even if we do not ourselves provide the products or services. These claims may require us to incur significant expenses in their defense or satisfaction. While our agreements with these parties often provide that we will be indemnified against such liabilities, such indemnification may not be adequate.

    Although we carry general liability insurance, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, financial condition and results of operations or could result in the imposition of criminal penalties. In addition, the increased attention focused on liability issues as a result of these lawsuits and legislative proposals could impact the overall growth of Internet use.

                         RISKS RELATED TO THIS OFFERING


WE WILL HAVE DISCRETION AS TO THE USE OF THE PROCEEDS OF THIS OFFERING, WHICH WE
  MAY NOT USE EFFECTIVELY



    We have not committed the net proceeds of this offering to any particular purpose. Our management will therefore have significant flexibility in applying the net proceeds of this offering, including ways in which stockholders may disagree. If we do not apply the funds we receive effectively, our accumulated deficit will increase and we may lose significant business opportunities. See "Use of Proceeds".



OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY



    Following this offering, the price at which our common stock will trade is likely to be highly volatile and may fluctuate substantially.



    In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly Internet companies. As a result, investors in our common stock may experience a decrease in the value of their common stock regardless of our operating performance or prospects. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Many companies in our industry have been subject to this type of litigation in the past. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business, financial condition and results of operations.


SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR
  STOCK PRICE


    The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering, or the perception that these sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Please see "Shares Eligible for Future Sale".



OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER THAT STOCKHOLDERS
  MAY CONSIDER FAVORABLE



    Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that stockholders consider favorable or beneficial. See "Description of Capital Stock". If a change of control or change in management is delayed or prevented, the market price of our common stock could suffer.


WE ARE CONTROLLED BY A SMALL GROUP OF OUR EXISTING STOCKHOLDERS, WHOSE INTERESTS
  MAY DIFFER FROM OTHER STOCKHOLDERS


    Our directors, executive officers and affiliates currently beneficially own approximately 67.5% of the outstanding shares of our common stock, and after the offering will beneficially own approximately 58.6% of the outstanding shares of our common stock. Accordingly, they will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these stockholders may differ from the interests of the other stockholders.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION

    The initial public offering price per share will significantly exceed the net tangible book value per share. Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment. Please see "Dilution".

                    FORWARD-LOOKING STATEMENTS; MARKET DATA



    Many statements made in this prospectus under the captions "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere are forward-looking statements that are not based on historical facts. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Risk Factors".



    This prospectus contains market data related to our business and the Internet. This market data includes projections that are based on a number of assumptions. The assumptions include that:



    - no catastrophic failure of the Internet will occur;



    - the number of people online and the total number of hours spent online will increase significantly over the next five years;



    - the value of online advertising dollars spent per online user hour will increase;



    - the download speed of content will increase dramatically; and



    - Internet security and privacy concerns will be adequately addressed.



    If any one or more of the foregoing assumptions turns out to be incorrect, actual results may differ from the projections based on these assumptions. The Internet-related markets may not grow over the next three to four years at the rates projected by these market data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations and financial condition, and the market price of our common stock.



    The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS


    The net proceeds we will receive from the sale of the shares of common stock offered by us are estimated to be $70.1 million, assuming an initial public offering price of $11.00 per share and after deducting the estimated underwriting discount and offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be $80.9 million.


    We intend to use the proceeds of this offering as follows:

    - to fund our marketing activities;


    - to offer Internet access service to Latin American Internet users;


    - to expand our sales force;

    - to enhance our products and services;

    - to improve our network infrastructure;

    - to make strategic investments and acquisitions; and

    - for general corporate purposes.

    We believe opportunities may exist to expand our current business through strategic investments or acquisitions. We may use a portion of the proceeds for these purposes.

    We have not determined the amount of net proceeds to be used for each of the specific purposes indicated. Accordingly, our management will have significant flexibility in applying the net proceeds of the offering. Pending any use, the net proceeds of this offering will be invested in short-term, interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of March 31, 1999:


    - on an actual basis;


    - on a pro forma basis after giving effect to the automatic conversion of all outstanding shares of our convertible preferred stock into common stock and an increase in our authorized common stock to 200,000,000 shares and a decrease in our authorized preferred stock to 10,000,000 shares; and



    - on a pro forma as adjusted basis to reflect our sale of shares of common stock at an assumed initial public offering price of $11.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Please see "Use of Proceeds".


    You should read this information together with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                                                    AS OF MARCH 31, 1999
                                                                            -------------------------------------
                                                                                                    PRO FORMA AS
                                                                              ACTUAL    PRO FORMA     ADJUSTED
                                                                            ----------  ----------  -------------

                                                                                       (IN THOUSANDS)
Capital lease obligations--current portion................................  $      166  $      166   $       166
Long-term debt............................................................       3,626       3,626         3,626
Preferred stock, 60,000,000 shares authorized (actual); 10,000,000 shares authorized (pro forma and pro forma as adjusted):
    Series A redeemable convertible preferred stock, $.001 par value;
      7,330,000 shares authorized, issued and outstanding (actual); no shares authorized, issued or outstanding (pro forma and pro forma as
      adjusted)...........................................................       4,311          --            --
    Series B redeemable convertible preferred stock, $.001 par value;
      8,000,000 shares authorized, issued and outstanding (actual); no shares authorized, issued or outstanding (pro forma and pro forma as
      adjusted)...........................................................      13,246          --            --
    Series C redeemable convertible preferred stock, $.001 par value;
      16,666,667 shares authorized, issued and outstanding (actual); no shares authorized, issued or outstanding (pro forma and pro forma as
      adjusted)...........................................................      81,478          --            --
Stockholders' (deficit) equity:
    Common stock, $.001 par value; 100,000,000 shares authorized (actual);
      200,000,000 shares authorized (pro forma and pro forma as adjusted);
      10,427,000 shares issued and outstanding (actual); 42,423,667 shares issued and outstanding (pro forma); 49,423,667 shares issued and
      outstanding (pro forma as adjusted).................................          10          42            49
Additional paid in capital................................................      21,057     120,060       190,163
Deferred compensation.....................................................      (8,896)     (8,896)       (8,896)
Other comprehensive income................................................        (218)       (218)         (218)
Accumulated deficit.......................................................     (72,185)    (72,185)      (72,185)
                                                                            ----------  ----------  -------------
Total stockholders' (deficit) equity......................................     (60,232)     38,803       108,913
                                                                            ----------  ----------  -------------
Total capitalization......................................................  $   42,595  $   42,595   $   112,705
                                                                            ----------  ----------  -------------
                                                                            ----------  ----------  -------------



    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 1999. It does not include:



    - 8,229,100 shares subject to options outstanding as of March 31, 1999 at a weighted average exercise price of $1.92 per share; and



    - 8,770,900 additional shares that could be issued under our stock option plans.

                                    DILUTION



    Our pro forma net tangible book value as of March 31, 1999 was approximately $36.6 million, or $0.86 per share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the pro forma number of shares of common stock outstanding at that date, assuming conversion of all outstanding shares of our convertible preferred stock into common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering made and the net tangible book value per share of common stock immediately after the completion of this offering.



    After giving effect to the issuance and sale of the shares of common stock offered by us and after deducting the estimated underwriting discount and offering expenses payable by us, our pro forma net tangible book value as of March 31, 1999 would have been $107.5 million, or $2.18 per share. This represents an immediate increase in pro forma net tangible book value of $1.32 per share to existing stockholders and an immediate dilution of $8.82 per share to new investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............................             $   11.00
Pro forma net tangible book value per share at March 31, 1999...............      $0.86
Increase in pro forma net tangible book value per share attributable to this
  offering                                                                         1.32
                                                                              ---------
Pro forma net tangible book value per share after this offering                               2.18
                                                                                         ---------
Dilution per share to new investors.........................................             $    8.82
                                                                                         ---------


                            ------------------------


    The following table summarizes, on a pro forma basis, as of March 31, 1999, the differences between the number of shares of common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in this offering. The calculation below is based on an assumed initial public offering price of $11.00 per share, before deducting the estimated underwriting discount and offering expenses payable by us:



                                                  SHARES PURCHASED             TOTAL CONSIDERATION
                                             ---------------------------  -----------------------------   AVERAGE PRICE
                                                 NUMBER        PERCENT         AMOUNT         PERCENT       PER SHARE
                                             --------------  -----------  ----------------  -----------  ---------------
Existing stockholders......................      42,423,667        85.8%  $     96,168,000        55.5%     $    2.27
New investors..............................       7,000,000        14.2         77,000,000        44.5          11.00
                                             --------------       -----   ----------------       -----
    Total..................................      49,423,667       100.0%  $    173,168,000       100.0%
                                             --------------       -----   ----------------       -----
                                             --------------       -----   ----------------       -----



    This discussion and table assume no exercise of any stock options outstanding as of March 31, 1999. As of March 31, 1999, there were options outstanding to purchase a total of 8,229,100 shares of common stock with a weighted average exercise price of $1.92 per share. To the extent that any of these options are exercised, there will be further dilution to new investors. Please see "Capitalization".

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected consolidated balance sheet data as of December 31, 1997 and 1998 and the selected consolidated statement of operations data for the period from March 5, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of March 31, 1999 and the consolidated statement of operations for the three months ended March 31, 1998 and 1999 have been derived from unaudited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 1996 are derived from our consolidated audited financial statements not included in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, which, in the opinion of management, are necessary for the fair presentation of our consolidated financial position and the consolidated results of operations for those periods. Results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the entire year or for any future period. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes to those statements included elsewhere in this prospectus.



                                                           PERIOD FROM
                                                          MARCH 5, 1996
                                                         (INCEPTION) TO    YEAR ENDED DECEMBER       THREE MONTHS
                                                          DECEMBER 31,             31,              ENDED MARCH 31,
                                                         ---------------  ---------------------  ---------------------
                                                              1996          1997        1998       1998        1999
                                                         ---------------  ---------  ----------  ---------  ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues...............................................     $      --     $     460  $    5,329  $     256  $    1,541
                                                              -------     ---------  ----------  ---------  ----------
Operating expenses:
  Product and technology development...................            36         1,229       6,816        794       3,562
  Sales and marketing..................................            12         2,108      29,274      1,816       9,657
  General and administrative...........................            78           648       4,600        450       2,410
  Depreciation and amortization........................             2            38         774         79         467
  Stock-based compensation expense.....................            --            --      10,421          2       1,247
                                                              -------     ---------  ----------  ---------  ----------
    Total operating expenses...........................           128         4,023      51,885      3,141      17,343
Operating loss.........................................          (128)       (3,563)    (46,556)    (2,885)    (15,802)
  Interest income, net.................................            --            35         670         28         421
                                                              -------     ---------  ----------  ---------  ----------
Net loss...............................................          (128)       (3,528)    (45,886)    (2,857)    (15,381)
                                                              -------     ---------  ----------  ---------  ----------
Preferred stock dividends and accretion................            --          (185)     (4,536)      (295)     (2,541)
Net loss available to common shareholders..............     $    (128)    $  (3,713) $  (50,422) $  (3,152) $  (17,922)
                                                              -------     ---------  ----------  ---------  ----------
                                                              -------     ---------  ----------  ---------  ----------
Basic and diluted net loss per share...................     $   (0.01)    $   (0.37) $    (4.94) $    (.31) $    (1.72)
                                                              -------     ---------  ----------  ---------  ----------
Shares used in computing basic and diluted net loss per
  share................................................         9,147        10,012      10,202     10,012      10,410
                                                              -------     ---------  ----------  ---------  ----------
                                                              -------     ---------  ----------  ---------  ----------
Pro forma basic and diluted net loss per share(1)......                              $    (1.09)            $     (.36)
                                                                                     ----------             ----------
                                                                                     ----------             ----------
Shares used in computing pro forma basic and diluted
  net loss per share(1)................................                                  42,199                 42,406
                                                                                     ----------             ----------
                                                                                     ----------             ----------


------------------------


(1) Assumes conversion of all outstanding shares of redeemable convertible preferred stock into 31,996,667 shares of common stock. See note 4 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to determine the number of shares used to compute pro forma net loss per share.

                                                                              AS OF DECEMBER 31,         MARCH 31,
                                                                       --------------------------------  ----------
                                                                         1996       1997        1998        1999
                                                                       ---------  ---------  ----------  ----------

                                                                                (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents............................................  $     230  $     436  $   53,141  $   40,588
Working capital......................................................        284        146      47,512      31,383
Total assets.........................................................        313        786      60,986      53,889
Capital lease obligations............................................                    18         220         166
Total current liabilities............................................                   324       7,763      12,419
Long-term debt.......................................................                                         2,541
Redeemable convertible preferred stock...............................                 3,833      96,494      99,035
Total stockholders' (deficit) equity.................................        313     (3,400)    (43,393)    (60,232)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.


                                    OVERVIEW


    StarMedia is the leading online network across Latin America.


    We were incorporated in March 1996 and commenced operations in September 1996. For the period from our inception through December 1996, we did not generate any revenues, incurred minimal operating expenses and focused our operating activities on the development of the StarMedia network. We launched our network in December 1996. During 1997, we continued the development of the StarMedia network and related technology infrastructure and also focused on recruiting personnel, raising capital and developing content to attract and retain users. In 1998, we:

    - improved and upgraded our services;

    - expanded our production staff;

    - built a direct sales force; and

    - increased our marketing activities in order to build the StarMedia brand.


    In 1999, we expanded our operations in Latin America by acquiring two leading Brazilian Internet guides, Achei Internet Promotion and KD Sistemas, which primarily categorize and review Portuguese-language Web sites. The aggregate purchase price paid by us for these acquisitions was approximately $6.1 million. We are obligated to make additional payments, estimated to be $7 million, to the former stockholders of KD Sistemas if various performance targets are achieved. These acquisitions were accounted for as purchases.


    To date, we have derived substantially all of our revenues from the sale of advertisements and sponsorships on our network.

    Advertising revenues are derived principally from:

    - advertising arrangements under which we receive revenues based on a cost-per-thousand-impressions basis, commonly referred to as CPMs;

    - sponsorship arrangements which allow advertisers to sponsor an area on our network in exchange for a fixed payment; and


    - design, coordination and integration of advertising campaigns and sponsorships to be placed on our network.


    Advertising and sponsorship rates depend on:

    - whether the impressions are for general audiences or targeted audiences;

    - which of the specific channels within the StarMedia network display the impressions; and

    - the number of guaranteed impressions, if any.

    Advertising revenues are recognized ratably in the period in which the advertisement is displayed, provided that no significant obligations remain and collection of the resulting receivable is probable. To the extent minimum guaranteed impression levels are not met, we defer recognition of the corresponding revenues until guaranteed levels are achieved. Payments received from advertisers prior to displaying their advertisements on our network are recorded as deferred revenues. Revenues from sponsorship arrangements are recognized ratably over the contract term, provided that we have no significant obligations remaining. Revenue related to the design, coordination and integration of content under sponsorship arrangements are recognized ratably over the contract term or using the percentage of completion method if the revenue for the services is fixed. Under some of our content arrangements, we have agreed to pay a portion of the advertising revenue derived from the related content to the content provider.


    We have entered into co-marketing arrangements with various media companies, including Fox Latin America and USA Networks. Under these arrangements, we exchange advertising space on our network predominantly for advertising on television and radio stations. We entered into these agreements to enhance our marketing efforts and to extend our marketing presence beyond the ten major markets in which our paid advertising is concentrated. Revenues and expenses from these arrangements are recorded at the lower of estimated fair value of the goods or services received or the estimated fair value of the advertisements given. Expenses are recorded at the value of the television advertising received when our advertisements are broadcast, which is typically in the same period as the advertisements are run on our network. These expenses are included in our sales and marketing expenses. To date, we have engaged in no barter transactions under which we have received online advertising.

    In addition to advertising revenues, we derive revenues from online commerce transactions conducted through our network. Revenues from our share of the proceeds from sales are recognized on notification of sales attributable to our network. To date, commerce revenues have not been significant. We anticipate that, although commerce revenues will increase in future periods, the substantial majority of our revenues will continue to be derived from the sale of advertising on our network.


    We have a limited operating history for you to use as a basis for evaluating our business. You must consider the risks and difficulties frequently encountered by early stage companies like us in new and rapidly evolving markets, including the Internet advertising market. Please see "Risk Factors--Our limited operating history makes evaluating our business difficult".



    We have incurred significant net losses and negative cash flows from operations since our inception. At March 31, 1999, we had an accumulated deficit of $72.2 million. These losses have been funded primarily through the issuance of preferred stock. We intend to continue to invest heavily in marketing and brand development, content enhancements, and technology and infrastructure development. As a result, we believe that we will continue to incur net losses and negative cash flows from operations for the foreseeable future. Moreover, the rate at which these losses will be incurred may increase from current levels.



    We recorded cumulative deferred compensation of approximately $20.6 million through March 31, 1999, which represents the difference between the exercise price of some stock options granted in 1998 and 1999, and the fair market value of the underlying common stock at the date of grant. The difference is recorded as a reduction of stockholders' equity and amortized over the vesting period of the applicable options, either immediately or generally three years. Of the total deferred compensation amount, approximately $10.4 million and $1.2 million was amortized during the year ended December 31, 1998 and the three months ended March 31, 1999, respectively. In the second quarter of 1999, we expect to record additional deferred compensation of approximately $2.5 million due to options granted in this period. The amortization of deferred compensation is recorded as an operating expense. As a result, we currently expect to amortize the following amounts of deferred compensation annually:



    - 1999--$5.5 million;



    - 2000--$4.5 million;



    - 2001--$2.4 million; and



    - 2002--$260,000.

                             RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 31, 1999 AND 1998



REVENUE



    Revenues increased to $1.5 million for the three months ended March 31, 1999 from $256,000 for the three months ended March 31, 1998. The increase in revenues was primarily due to an increase in the volume of advertising impressions and sponsorships. During 1999, we continued to:



    - expand our sales force; and



    - increase the number of impressions available on our network by adding channels and by increasing our marketing efforts.



    In the three months ended March 31, 1998, two advertisers each accounted for greater than 10% of total revenues and four advertisers during the same period accounted for 100% of total revenues. In the three months ended March 31, 1999, three advertisers, Netscape, Teleglobe and Outpost.com, each accounted for greater than 10% of total revenues. Our five largest advertisers during the same period accounted for 60% of total revenues. In the three months ended March 31, 1999, 28% of our total revenues were derived from reciprocal advertising arrangements with our media partners, which consist primarily of television network operators. We do not receive any cash payments from these arrangements. We have not engaged in any barter transactions under which we received online advertising. Electronic commerce revenues were not material during these periods.



OPERATING EXPENSES



    PRODUCT AND TECHNOLOGY.  Product and technology expenses include:



    - personnel costs;



    - hosting and telecommunications costs; and



    - content acquisition fees and revenue sharing arrangements related to agreements with third-party content providers under which we pay guaranteed fees and/or a portion of our revenues.



    Product and technology expenses increased to $3.6 million, or 231% of total revenues, for the three months ended March 31, 1999, from $794,000, or 310% of total revenues, for the three months ended March 31, 1998. The increase in product and technology expenses was primarily attributable to increased staffing levels required to support the StarMedia network and related systems and to enhance the content and features on the StarMedia network. We have, to date, expensed all product and technology costs as incurred. We believe that increased investment in new and enhanced features and technology is critical to attaining our strategic objectives and remaining competitive. Accordingly, we intend to continue recruiting and hiring experienced product and technology personnel and to make additional investments in product development. We expect that product expenditures will continue to increase in absolute dollars in future periods.



    SALES AND MARKETING.  Sales and marketing expenses consist primarily of:



    - advertising costs, including the costs of advertisements placed on various television networks under our reciprocal advertising arrangements;



    - salaries and commissions of sales and marketing personnel;



    - public relations costs; and



    - other marketing-related expenses.



    Sales and marketing expenses increased to $9.7 million, or 627% of total revenues, for the three months ended March 31, 1999, from $1.8 million, or 709% of total revenues, for the three months ended March 31, 1998. The increases in sales and marketing expenses were primarily attributable to:



    - expansion of our advertising, public relations and other promotional expenditures related to our aggressive branding campaign;



    - increased sales commissions as our advertising sales increased; and



    - higher personnel expenses as we built our sales force.



    We expect sales and marketing expenses will continue to increase in absolute dollars for the foreseeable future as we:



    - continue our branding strategy;



    - expand our direct sales force;



    - hire additional marketing personnel; and



    - increase expenditures for marketing and promotion.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of:



    - salaries and benefits;



    - costs for general corporate functions, including finance, accounting and facilities; and



    - fees for professional services.



    General and administrative expenses increased to $2.4 million, or 156% of total revenues, for the three months ended March 31, 1999, from $450,000, or 176% of total revenues, for the three months ended March 31, 1998. The increase in general and administrative expenses was primarily due to increased salaries and related expenses associated with the hiring of additional personnel and increases in professional fees to support the growth of our business. We expect that we will incur additional general and administrative expenses as we hire additional personnel and incur additional costs related to the growth of our business and our operation as a public company. Accordingly, we anticipate that general and administrative expenses will continue to increase in absolute dollars in future periods.



DEPRECIATION AND AMORTIZATION



    Depreciation and amortization expenses increased to $467,000, or 30% of revenues, for the three months ended March 31, 1999, from $79,000, or 31% of revenues, for the three months ended March 31, 1998. The dollar increases were primarily attributable to the increase in fixed assets of approximately $2.4 million during 1999 and $5.8 million during 1998.



STOCK-BASED COMPENSATION EXPENSE



    We recorded additional deferred compensation of $1.5 million during the three months ended March 31, 1999. Of the cumulative deferred compensation amount, $1.2 million was recorded as an expense during the three months ended March 31, 1999. The unamortized balance is being amortized over the vesting period for the individual options, which is typically three years.



INTEREST INCOME, NET



    Interest income, net includes income from our cash and investments. Interest income, net increased to $421,000 for the three months ended March 31, 1999 from $28,000 for the three months ended March 31, 1998. The increase in interest income was primarily due to higher average cash, cash equivalent and investment balances as a result of capital received from the sale of preferred stock in the first and third quarters of 1998.



YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE PERIOD FROM MARCH 5, 1996
  (INCEPTION) TO DECEMBER 31, 1996


REVENUES


    Revenues increased to $5.3 million for the year ended December 31, 1998 from $460,000 for the year ended December 31, 1997. We did not have any revenue for the period from March 5, 1996 (inception) to December 31, 1996. The increase in revenues was primarily due to an increase in the volume of advertising impressions and sponsorships. During 1998, we:


    - expanded our sales force; and

    - increased the number of impressions available on our network by adding channels and by increasing our marketing efforts.


    In 1997, three advertisers each accounted for greater than 10% of total revenues and the five largest advertisers accounted for 98% of total revenues. In 1998, two advertisers, Netscape and Fox Latin America, each accounted for greater than 10% of total revenues and the five largest advertisers accounted for 62% of total revenues. In 1998, 45% of our total revenues were derived from reciprocal advertising arrangements with our media partners, which consist primarily of television network operators. We do not receive any cash payments from these arrangements. We have not engaged in any barter transactions under which we received online advertising. Electronic commerce revenues were not material during these periods.


OPERATING EXPENSES


    PRODUCT AND TECHNOLOGY. Product and technology expenses increased to $6.8 million, or 128% of total revenues, for the year ended December 31, 1998, from $1.2 million, or 267% of total revenues, for the year ended December 31, 1997. We incurred $36,000 of product and technology expenses during 1996. The increase in product and technology expenses was primarily attributable to increased staffing levels required to support the StarMedia network and related systems and to enhance the content and features on the StarMedia network. We have, to date, expensed all product and technology costs as incurred. We believe that increased investment in new and enhanced features and technology are critical to attaining our strategic objectives and remaining competitive. Accordingly, we intend to continue recruiting and hiring experienced product and technology personnel and to make additional investments in product development. We expect that product expenditures will continue to increase in absolute dollars in future periods.



    SALES AND MARKETING. Sales and marketing expenses increased to $29.3 million, or 549% of total revenues, for the year ended December 31, 1998, from $2.1 million, or 458% of total revenues, for the year ended December 31, 1997, and $12,000 during 1996. The increases in sales and marketing expenses were primarily attributable to:


    - expansion of our advertising, public relations and other promotional expenditures related to our aggressive branding campaign;

    - increased sales commissions as our advertising sales increased; and

    - higher personnel expenses as we built our sales force.


    Sales and marketing expenses as a percentage of total revenues have increased as a result of the continued development and implementation of StarMedia's branding and marketing campaign.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $4.6 million, or 86% of total revenues, for the year ended December 31, 1998, from $648,000, or 141% of total revenues, for the year ended December 31, 1997, and $78,000 during 1996. The increase in general and administrative expenses was primarily due to increased salaries and related expenses associated with the hiring of additional personnel and increases in professional fees to support the growth of our business. General and administrative expenses decreased on a percentage basis because of the growth in revenues.


DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expenses increased to $774,000, or 15% of revenues, for the year ended December 31, 1998, from $38,000, or 8% of revenues, for the year ended December 31, 1997 and from $2,000 during 1996. The dollar increases were primarily attributable to the increase in fixed assets of approximately $5.8 million during 1998 and $270,000 during 1997.

STOCK-BASED COMPENSATION EXPENSE

    We recorded deferred compensation of $19.1 million during the year ended December 31, 1998. Of this amount, $10.4 million was recorded as an expense in 1998. The unamortized balance is being amortized over the vesting period for the individual options, which is typically three years.


INTEREST INCOME, NET

    Interest income, net includes income from our cash and investments. Interest income, net increased to $670,000 for the year-ended December 31, 1998 from $35,000 for the year ended December 31, 1997. We did not record any interest income, net during 1996. The increase in interest income was primarily due to higher average cash, cash equivalent and investment balances as a result of capital received from the sale of preferred stock in the first and third quarters of 1998.
                        QUARTERLY RESULTS OF OPERATIONS


    The following table sets forth unaudited quarterly statement of operations data for each of the five quarters ended March 31, 1999. In the opinion of management, this information has been prepared substantially on the same basis as the audited financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results of operations data. The quarterly data should be read with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.



                                                                             THREE MONTHS ENDED
                                                     -------------------------------------------------------------------
                                                      MARCH 31,   JUNE 30,   SEPTEMBER 30,    DECEMBER 31,    MARCH 31,
                                                        1998        1998          1998            1998          1999
                                                     -----------  ---------  --------------  --------------  -----------
                                                                       (IN THOUSANDS)
Revenues...........................................   $     256   $     589    $    1,308      $    3,176     $   1,541

Operating expenses:
  Product and technology development...............         794       2,384         1,552           2,086         3,562
  Sales and marketing..............................       1,816       4,199         7,725          15,534         9,657
  General and administrative.......................         450         574           857           2,719         2,410
  Depreciation and amortization....................          79         169           204             322           467
  Stock-based compensation expense.................           2       3,248           666           6,505         1,247
                                                     -----------  ---------  --------------  --------------  -----------
    Total operating expenses.......................       3,141      10,574        11,004          27,166        17,343
                                                     -----------  ---------  --------------  --------------  -----------
Loss from operations...............................      (2,885)     (9,985)       (9,696)        (23,990)       15,802
                                                     -----------  ---------  --------------  --------------  -----------

Net loss...........................................   $  (2,857)  $  (9,922)   $   (9,624)     $  (23,483)    $ (15,381)
                                                     -----------  ---------  --------------  --------------  -----------



    The operating results for any quarter are not necessarily indicative of the operating results for any future period. In particular, because of our limited operating history, we have limited meaningful financial data to estimate revenues and operating expenses. In addition, we believe that we will continue to experience seasonality in our business, with use of our network being lower during the Latin American summer vacation period in the first calendar quarter of the year. This may adversely affect our advertising revenue during the first calendar quarter.



    Our future revenues and results of operations may significantly fluctuate due to a combination of factors, including:



    - growth and acceptance of the Internet, particularly in Latin America;



    - our ability to attract and retain users;



    - demand for advertising on the Internet in general and on our network in particular;



    - our ability to upgrade and develop our systems and infrastructure;



    - technical difficulties that users may experience on our network;



    - technical difficulties or system downtime resulting from the developing telecommunications infrastructure in Latin America;



    - competition in our markets;



    - foreign currency exchange rates that affect our international operations; and



    - general economic conditions in Latin America.


LIQUIDITY AND CAPITAL RESOURCES


    To date, we have primarily financed our operations through the sale of our preferred stock. As of March 31, 1999, we had approximately $40.6 million in cash and cash equivalents.



    Net cash used in operating activities was $12.3 million for the three months ended March 31, 1999, $30.6 million for the year ended December 31, 1998, $3.3 million for the year ended December 31, 1997 and $127,000 for 1996. To date, we have experienced significant negative cash flows from operating activities. Net cash used in operating activities resulted primarily from our net operating losses, offset by:


    - the amortization of deferred compensation;

    - depreciation and amortization;

    - increases in accounts payable and accrued expenses; and

    - deferred revenues.


    Net cash used in investing activities was $3.7 million for the three months ended March 31, 1999, $4.6 million for the year ended December 31, 1998, $280,000 for the year ended December 31, 1997 and $30,000 during 1996. Net cash used in investing activities during 1996, 1997 and 1998 resulted primarily from the purchase of fixed assets.



    Net cash provided by financing activities was $3.6 million for the three months ended March 31, 1999, $88 million for the year ended December 31, 1998, $3.8 million for the year ended December 31, 1997 and $387,000 during 1996. Net cash provided by financing activities during 1997 and 1998 consisted primarily of proceeds from the sale of preferred stock.



    Our principal commitments consist of obligations outstanding under capital and operating leases. As of March 31, 1999, we have spent approximately $8.1 million on capital expenditures, excluding capital lease arrangements. We expect our capital expenditures will increase significantly in the future as we make technological improvements to our system and technical infrastructure.



    In March 1999, we entered into a $12 million credit line for the acquisition of computer equipment and furniture and fixtures. At March 31, 1999, approximately $3.6 million was outstanding under the equipment line. Amounts outstanding are payable in monthly installments of principal and interest of approximately $126,000, bear interest at approximately 13.7% per annum and are secured by certain computer equipment and furniture and fixtures of the Company. The credit line requires us to maintain of at least $10 million in cash and cash equivalents.


    Our capital requirements depend on numerous factors, including:

    - market acceptance of our services;

    - the amount of resources we devote to investments in the StarMedia network;

    - marketing and selling our services; and

    - promoting our brand.

    We have experienced a substantial increase in our capital expenditures and operating lease arrangements since our inception consistent with the growth in our operations and staffing. We anticipate that this will continue for the foreseeable future. Additionally, we will continue to evaluate possible investments in businesses, products and technologies, and plan to expand our sales and marketing programs and conduct more aggressive brand promotions.

    We believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next

12 months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or to obtain a credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Please see "Risk Factors--We may not be able to obtain sufficient funds to grow our business".



                              YEAR 2000 COMPLIANCE



    The Year 2000 issue refers to the potential for system and processing failures of date-related calculations, and is the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.



STATE OF READINESS



    We have made a preliminary assessment of the Year 2000 readiness of our operating, financial and administrative systems, including the hardware and software that support our systems. As part of our assessment plan, we are evaluating our date-dependent code, internally-developed software, software developed by third parties and hardware. We plan to complete this evaluation by October 1999. All internally-developed code will be checked, and any problematic code identified, fixed and tested by November 1999. All material externally-developed software that is not Year 2000 compliant will be upgraded or replaced by November 1999. More specifically:



    - We are quality assurance testing our internally-developed proprietary software and systems related to the delivery of our service to our users. We plan to complete this testing by November 1999.



    - We have contacted our principal third-party vendors and licensors of material hardware, software, and services that are related to the delivery of our services to our users, and requested their confirmation of our Year 2000 compliance of the software, hardware and services they provide to us. All of these contacted vendors and licensors have notified us that the hardware, software and services that they have provided to us are Year 2000 compliant.



    - We have contacted our principal vendors of material non-information technology systems and services used by us, and requested their confirmation of the Year 2000 compliance of their systems and services. We have received notification from the majority of these vendors that the systems and services that they have provided to us are Year 2000 compliant. By the end of the third quarter of 1999, we will either have received this confirmation from the remaining vendors or have replaced the systems and services they provide with compliant systems and services.



    - We are formulating repair or replacement requirements and implementing corrective measures. These requirements will be completed by October 1999, and, if necessary, corrective measures and repair procedures will be implemented by the end of November 1999.



    - We are currently evaluating the need for, and preparing and implementing a contingency plan, if required. The results of our assessment and simulation testing will be taken into account when we determine the need for and the extent of any contingency plans. We plan to finalize our contingency plans, if any, by November 1999.

COSTS



    To date, we have spent an immaterial amount on Year 2000 compliance issues but expect to incur an additional $200,000 to $350,000 in connection with identifying, evaluating and addressing Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees and consultants in the evaluation process and Year 2000 compliance matters generally. Such expenses, if higher than anticipated, could have a material adverse effect on our business, results of operations, and financial condition.



RISKS



    To the extent that our assessment is finalized without identifying any additional material non-compliant IT systems operated by us or by third parties, the most reasonably likely worst case Year 2000 scenario is a systemic failure beyond our control, such as a prolonged telecommunications or electrical failure. Such a failure could prevent us from operating our business, prevent users from accessing our Web site, or change the behavior of advertising customers or persons accessing our Web site. We believe that the primary business risks, in the event of such failure, would include but not be limited to, lost advertising revenues, increased operating costs, loss of customers or persons accessing our Web site, or other business interruptions of a material nature, as well as claims of mismanagement, misrepresentation, or breach of contract.



CONTINGENCY PLAN



    As discussed above, we are engaged in an ongoing Year 2000 assessment and have developed no contingency plans to address the worst-case scenario that might occur if technologies we are dependent on actually are not Year 2000 compliant. The results of our Year 2000 simulation testing and the responses received from all third-party vendors and service providers will be taken into account in determining the need for and nature and extent of any contingency plans. We intend to develop any required contingency plans by November 1999.


FORWARD-LOOKING STATEMENTS


    The Year 2000 discussion above is provided as a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act of 1998 (Public Law 105-271, 112 Stat. 2386) enacted on October 19, 1998 and contains forward-looking statements. These statements are based on management's best current estimates, which were derived from a number of assumptions about future events, including the continued availability of resources, representations received from third parties and other factors. However, we cannot assure you that these estimates will be achieved, and our actual results could differ materially from those anticipated. Specific factors that might cause material differences include:


    - the ability to identify and remediate all relevant systems;


    - results of Year 2000 testing;


    - adequate resolution of Year 2000 issues by governmental agencies, businesses and other third parties who are our outsourcing service providers, suppliers, and vendors;

    - unanticipated system costs; and

    - our ability to implement adequate contingency plans.


                         INFLATION AND FOREIGN CURRENCY
                              EXCHANGE RATE LOSSES


    To date, our results of operations have not been impacted materially by inflation in the U.S. or in the countries that comprise Latin America.

    Although a substantial portion of our revenues are denominated in U.S. dollars, an increasing percentage of our revenues are denominated in foreign currencies. As a result, our revenues may be impacted by fluctuations in these currencies and the value of these currencies relative to the U.S. dollar. In addition, a portion of our monetary assets and liabilities and our accounts payable and operating expenses are denominated in foreign currencies. Therefore, we are exposed to foreign currency exchange risks. However, revenues derived from foreign currencies historically have not comprised a material portion of our revenues. As a result, we have not tried to reduce our exposure to exchange rate fluctuations by using hedging transactions. However, we may choose to do so in the future. We may not be able to do this successfully. Accordingly, we may experience economic loss and a negative impact on earnings and equity as a result of foreign currency exchange rate fluctuations.


                        RECENT ACCOUNTING PRONOUNCEMENTS


    We adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" as of January 1, 1998. SFAS No. 130 requires us to report in our financial statements, in addition to our net income (loss), comprehensive income (loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on investments in debt and equity securities.


    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. We have determined that we do not have any separately reportable business segments.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standard for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The statement is not expected to affect us as we currently do not have any derivative instruments or hedging activities.

                                    BUSINESS

                                    OVERVIEW


    StarMedia is the leading online network across Latin America. Our network provides 17 interest-specific channels, extensive community features, sophisticated search capabilities and access to online shopping in Spanish and Portuguese. These channels cover topics of interest to Latin Americans online, including local and regional news, business and sports. We promote user affinity to the StarMedia community by providing Spanish and Portuguese language e-mail, chat rooms, instant messaging and personal homepages.



    At a time when content on the Internet is overwhelmingly in English, we offer Latin Americans a large, pan-regional community experience, combined with a broad array of Spanish and Portuguese content tailored for regional dialects and local cultural norms. We also provide advertisers and merchants targeted access to Latin American Internet users, an audience with a highly desirable demographic profile.


                              INDUSTRY BACKGROUND

THE GROWTH OF THE INTERNET AND ONLINE ADVERTISING AND COMMERCE

    The Internet has developed into a significant global mass medium that allows millions of people worldwide to find information, interact with others and conduct business electronically. International Data Corporation, or IDC, estimates that the number of Internet users worldwide will grow from approximately 97 million at the end of 1998 to approximately 320 million by the end of 2002. The Internet has also emerged as an attractive new medium for advertisers. The Internet allows advertisers to target desired demographic groups or consumers in specific geographic locations. It also allows them to interact more effectively with consumers and capture valuable data about buying patterns, preferences and demands. According to Jupiter Communications, the dollar value of Internet advertising in the U.S. is expected to increase from $1.9 billion in 1998 to approximately $7.7 billion in 2002, representing a compound annual growth rate of 42%. The growth in the use of the Internet is also providing businesses with a platform to conduct electronic commerce. According to IDC, consumer transactions on the Internet are expected to increase from $11.3 billion in 1998 to approximately $93.7 billion in 2002, representing a compound annual growth rate of 70%.

INTERNET USE IN LATIN AMERICA

    Latin America is comprised of 23 countries with a total population of approximately 490 million people. Although divided by geographical and political boundaries, Latin Americans share many cultural affinities, including common languages and religions, as well as a similar heritage. A majority of Latin Americans speak Spanish or Portuguese, with only a small portion of the population being proficient in English. The Latin American population is also relatively young. For example, about 65% of the population in Mexico is under the age of 30 and over 40% of the population in Brazil is under the age of 20.


    A substantial portion of the buying power in Latin America is concentrated within 20% of the population, according to Strategy Research Corporation. This group of approximately 100 million people controls an estimated 65% of the overall buying power in Latin America and enjoys a standard of living comparable to the populations of Germany and Great Britain. As a result of these factors, the Latin American market represents a highly desirable demographic profile for advertisers and businesses. According to a study conducted in December 1998 by Zenith Media, overall advertising spending across all media in Latin America was $27 billion in 1998 and is estimated to grow to $34 billion in 2001.



    While Internet use in Latin America is in a relatively early stage of development, it has grown significantly in recent years and, according to Nazca Saatchi & Saatchi, is expected to significantly outpace growth in worldwide Internet usage over the next several years. According to Nazca Saatchi & Saatchi, the number of Internet users in Latin America is expected to increase from 7 million users in 1997 to 34 million users by the end of 2000. According to Nazca Saatchi & Saatchi, approximately 90% of these users are from upper and middle socio-economic classes.

    The following factors have contributed to the growth in Internet use in Latin America:

    - increased use of personal computers, particularly among affluent Latin Americans;

    - network infrastructure improvements accelerated by privatization of telecommunications providers and increased spending;

    - the relative youth of the Latin American population and their tendency to use new technologies, like the Internet;

    - reduced Internet access costs; and

    - increased awareness of the Internet.

NEED FOR A LATIN AMERICAN ONLINE NETWORK

    Despite the rapid growth of non-English speaking Internet users worldwide, more than 80% of the content on the Internet remains in English. We believe that an increasing number of Latin American Internet users are seeking a full-service Internet destination site in their local language that provides them with:

    - a social interactive experience across the entire Spanish and Portuguese speaking world;

    - a variety of in-depth and focused local content;

    - a broad array of compelling content at the regional and international level; and

    - sophisticated Internet applications and tools like e-mail, chat, instant messaging, bulletin boards, personal homepages and search capabilities.

    To date, few Internet sites have been tailored specifically to the interests and needs of Latin Americans. In an attempt to address this need, some of the English language general destination sites have translated a small portion of their content into Spanish or Portuguese. To date, however, these sites, have been generally focused on expanding into the European and Asian markets. As a result, they typically do not extend their Spanish and Portuguese translations beyond selected topical content and do not provide in-depth local content or in-language applications for Latin Americans. Furthermore, they do not tailor their translations and content to take into account regional dialects, language differences or local cultural norms.

    Some regional sites attempt to provide content for the populations of specific cities or countries in the local dialect. These sites, while providing Spanish or Portuguese content, have a limited community of users and do not provide extensive regional or global content. There are also Spanish or Portuguese language interest-specific sites, like sports sites. These sites offer in-depth content, but are limited to only one topic.

    We believe that few of these Spanish and Portuguese language sites attract a broad user audience. Therefore, they cannot provide advertisers with an attractive platform to effectively reach the highly desirable Latin American Internet user demographics.

THE STARMEDIA SOLUTION


    We are the leading online network across Latin America. We provide original and third-party branded content through 17 interest-specific channels, extensive community features and sophisticated search capabilities in Spanish and Portuguese. We believe that we have created an online network that uniquely addresses the needs of Latin American Internet users and provides advertisers and merchants with a highly desirable platform for targeting affluent Latin American consumers. Our monthly page views have grown from approximately 7 million in December 1997 to approximately 60 million in March 1999. In addition, as of March 31, 1999, we had approximately 425,000 registered e-mail users.


    We believe that our success to date is attributable to the following key factors:

    FOCUS ON LATIN AMERICA. We serve the interests and needs of Latin American Internet users and have developed both a product and a business infrastructure to support our focus on this market. We designed our network around the needs of our users, providing them with:

    - customized global, regional and local content covering a variety of topics in the appropriate Spanish and Portuguese dialects based on the self-reported geographic location of our users;

    - a broad range of in-language community features, like chat, bulletin boards, free e-mail, personal homepages, and personal and classified ads, that allow users to interact with other Latin Americans with similar interests;

    - an easy-to-use interface and a consistent navigation experience that facilitates usage by the growing number of Latin Americans coming online for the first time; and

    - search capabilities that can be customized by country, region and/or language.

    In addition, we have developed a business infrastructure designed to address the needs of our Latin American users by maintaining a strong local presence throughout Latin America and employing a high percentage of Latin Americans both in the U.S. and abroad. These are critical to maintaining our network's Latin American focus and flavor.

    Our Latin American employees provide us with important cultural and linguistic insights. Our local presence allows us to better understand the needs of local advertisers and businesses, and to maintain strong relationships with local advertisers and businesses. We have sales offices throughout Latin America in Sao Paulo, Mexico City, Buenos Aires, Bogota, Santiago, Caracas and Montevideo. Each office is staffed predominantly with sales people from the country in which the office is located.

    MARKET LEADERSHIP THROUGH BRAND DEVELOPMENT. We believe that StarMedia is the most recognized Internet brand in Latin America. As a result, visiting the StarMedia network is one of the first Internet experiences for many Latin Americans. We began our marketing efforts in February 1997 and were the first online network to make a significant investment in brand development in Latin America. We believe that many of our regular users first visited our network in response to our marketing efforts. We have continued to invest heavily in building the StarMedia brand through our extensive marketing, advertising and public relations programs. Our brand recognition has enabled us to attract a growing user audience and leading companies as advertisers and electronic commerce partners.


    EXTENSIVE LOCAL CONTENT AND BROAD PAN-REGIONAL COMMUNITY STRUCTURE. We believe that our extensive local content, combined with our community of Internet users throughout Latin America, gives us a competitive advantage and is key to our continued leadership as the Internet destination of choice in the region. We provide our users with a broad array of relevant and in-depth local content. In addition, our users throughout Latin America can use our network as a virtual central plaza to meet other Latin Americans, access region-specific information and conduct electronic commerce across boundaries. Our pan-regional community enables us to attract a larger population of users and consequently, provide them with greater outlets for online interaction.



    DEDICATION TO USER CARE. We believe that high quality user care and technical support are essential to our continued success and brand development efforts. To further enhance our users' experience and to foster user loyalty, we have local user care support teams that rapidly respond to e-mail inquiries and provide technical advice, 24 hours a day, seven days a week in Spanish or Portuguese. We also proactively solicit feedback from our users in order to understand their preferences and to enhance their experience on our network. For example, in order to better understand the demands of our users, we have developed a special EU QUERO/LO QUIERO, or "I Want It", area which is accessible from every page on our network. This feature enables our users to make requests for additions or modifications to the network.


    HIGHLY ATTRACTIVE PLATFORM FOR ADVERTISING AND COMMERCE. We believe that the StarMedia network is a highly attractive platform for advertisers and businesses because it gives them access to:

    - the leading Internet brand in Latin America;

    - a highly desirable user demographic profile; and

    - users with a high degree of affinity and involvement through e-mail, chat, bulletin boards and personal homepages.

    Internet advertising is new to Latin America, and we believe that buying advertising on the StarMedia network is often one of the first Internet advertising purchases made by businesses and advertising agencies in Latin America. Accordingly, we have created an advertising environment that fosters advertiser use of this new medium and solidifies our relationship with advertisers. We have developed a client services team that is dedicated to enhancing our relationship with these advertisers and maximizing the effectiveness of their advertising campaigns. We use our knowledge about the needs and sensitivities of our user base to help advertisers create more effective advertising campaigns. In addition, we use leading advertising techniques and tracking technologies to:

    - target advertising to users with specific demographic profiles;

    - gather extensive data to create an intelligence profile for each campaign; and

    - use daily tracking data to analyze the campaign's effectiveness.


    As a result, we provide advertisers with detailed and timely feedback on the effectiveness of campaigns, as well as recommendations on how to improve their campaigns. We believe that our client services group is a key differentiator from other Latin American Web sites and provides us with a significant competitive advantage.


    As a result, we have been able to:


    - attract high-profile advertisers, including Bradesco, Ford, Fox Latin America, IBM, Microsoft, Motorola, Nokia and Sony;



    - enter into relationships with leading electronic commerce companies, including barnesandnoble.com, Outpost.com, Disney, and N2K; and


    - charge premium advertising rates.

STRATEGY

    Our objective is to strengthen our position as the leading online network across Latin America. In order to accomplish this, we will:

    AGGRESSIVELY EXTEND OUR BRAND RECOGNITION. Our goal is to make the StarMedia brand synonymous with the Internet in Latin America. We believe that continuing to enhance our brand recognition will enable us to capitalize on our leading position in Latin America and will make us more attractive to advertisers and businesses conducting electronic commerce. This will increase in importance as more Latin American consumers move online and as additional Internet sites compete for these users.

    We intend to continue to build our brand through:

    - extensive television, print, Internet and outdoor advertising;

    - public relations programs;

    - conference sponsorships;

    - new strategic alliances; and

    - additional distribution relationships.

    ENHANCE AND EXPAND OUR NETWORK. We intend to continue to add new content and features to the StarMedia network. We believe that this will:

    - further differentiate our network from competing sites;

    - provide users with a more comprehensive and satisfying Internet experience; and

    - result in users visiting the StarMedia network more often and remaining there longer.


    Since January 1998, we have added 10 new channels to our network and expect to add a number of other new channels in the remainder of 1999. We currently have relationships with leading content providers, including Fox Television, Internet Securities, Quote.com, Reuters, WeatherLabs, and Ziff-Davis. We are aggressively seeking new content relationships in order to further increase the breadth and depth of our content and community features without incurring significant additional costs. We currently have more than 70 employees in our content development group who are responsible for gathering, developing and designing our content. We intend to further enlarge this group.


    We are also expanding our country-specific content to further penetrate local markets. We are aggressively seeking to enter into partnerships with leading local interest-specific content providers and to further enhance the features and functions of our network.



    We are also seeking to aggressively expand our electronic commerce business by facilitating the processes that are necessary in the purchase of goods and services over the Internet by our users. We are developing relationships with credit card, fulfillment and transaction software companies, as well as merchants in order to capture a significant portion of Latin American electronic commerce transactions.



    OFFER INTERNET ACCESS TO USERS IN THE LOCAL LATIN AMERICAN
MARKETS. Beginning in the second half of 1999, we plan to offer Internet access to users in the Latin American markets. We believe this service will enable us to develop an additional source of revenue and to create closer ties with Internet users in Latin America. We have entered into an agreement with IBM Global Network under which IBM will provide the technical infrastructure, billing operations and customer care capabilities related to our Internet access service. We will market the service under the StarMedia brand and StarMedia will be the pre-programmed home page for the service. We will charge users monthly access fees with pricing based on rates that are competitive in each local market.



    PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES. We plan to expand our user base, revenues and competitive position through strategic acquisitions and alliances. Since January 1999, we have broadened our operations by acquiring KD Sistemas Promotion and Achei Internet. Through these acquisitions, we acquired two leading Brazilian Internet guides, Cade? and Zeek!, which primarily categorize and review Portuguese-language Web sites. We intend to aggresively seek other opportunities to acquire or form alliances with other companies that will complement our network.



    EXPAND INTO ADDITIONAL SPANISH- AND PORTUGUESE-SPEAKING MARKETS. We seek to make StarMedia the first and most frequent destination on the Internet for the Spanish- and Portuguese-speaking population worldwide. We believe there is a significant opportunity for a Spanish and Portuguese language online network that extends beyond Latin America to include Spain, the United States and Portugal. There are approximately 7.7 million Spanish-and Portuguese-speaking Internet users dispersed through the United States, Spain and Portugal. The Hispanic population is growing more rapidly than any other minority group within the U.S. population. According to the Tomas Rivera Policy Institute at Claremont University, from 1994 to 1998, Internet usage by U.S. Hispanics grew 800%. Forrester Research Inc. estimates that by the end of 1999, 43% of U.S. Hispanics will be online. We believe that Hispanic Americans are increasingly using our network to maintain their cultural identities and to communicate with friends and family in Latin America and elsewhere.


    As the number of Spanish- and Portuguese-speaking Internet users outside Latin America increases, advertisers and electronic commerce marketers will increasingly seek an effective means to reach these audiences. To take advantage of these opportunities, we are expanding our advertising and marketing campaigns in the United States and Spain. In addition, we intend to expand our presence in Spain by opening a local office.

                             THE STARMEDIA NETWORK


    The StarMedia network is currently organized around 17 channels. These channels are grouped into:



    - community services; and



    - content and commerce services.


    Our Welcome Screen-- www.starmedia.com--is the gateway to our network. It provides a guide to the network channels, features special content and promotions, offers direct access to the search, e-mail and chat services and displays real-time news headlines. When users first visit the StarMedia network they are prompted to indicate what country they are from and whether they prefer to receive content in Spanish or Portuguese. This information allows us to target both content and advertising by subject matter and dialect. Our unique design and layout provides a consistent navigation experience allowing users to access any channel on our network from any other channel on the service. Additionally, this design allows for persistent branding throughout the network. The following is a description of the StarMedia network.

COMMUNITY SERVICES


CHANNEL                           DESCRIPTION
--------------------------------  --------------------------------------------------------------------------------

STARMEDIA TALKPLANET (CHAT)       StarMedia TalkPlanet is our chat community and the foundation of our network.
                                  TalkPlanet creates "virtual communities" where participants can interact in group or one-on-one discussions in both Spanish and Portuguese. These communities include broad interest areas like sports, romance and current events. Our users can host their own scheduled chats, create their own interest-specific rooms or participate in moderated celebrity events.

STARMEDIA MAIL                    StarMedia Mail is our free Web-based e-mail service and is offered in both
(E-MAIL)                          Spanish and Portuguese. We have over 300,000 registered e-mail users. StarMedia
                                  Mail allows users to access electronic mail from any computer with a standard
                                  Web browser. We believe that providing this service increases user loyalty and therefore, increases traffic on our network. We have also developed a series of
                                  "I-mails", which are interactive greeting cards that users can send to friends and family members.

STARMEDIA ORBITA/ORBITA           StarMedia Orbita/Orbita enables users to create personalized Web pages on the
(PERSONAL HOMEPAGES)              StarMedia network. Using a variety of proprietary publishing tools in Spanish and Portuguese, users are able to quickly and easily create fully personalized homepages. Individual homepages reside in designated communities of interest like family, business and technology. We believe that users will be more attracted to our network when they can publish content and share experiences with others through their personalized homepages.

QUADRO DE AVISOS/ PIZARRAS        Our bulletin board area--Quadro de Avisos/Pizarras--further enhances user
(BULLETIN BOARDS)                 interaction. From politics and religion to music and travel, this user-generated content augments each channel and maintains a record of ongoing communication about a particular topic on the our network.

CHANNEL                           DESCRIPTION
--------------------------------  --------------------------------------------------------------------------------
STARMEDIA EXPRESS (INSTANT        This instant messaging service enables users to know whether their friends and
MESSENGER)                        other users with similar interests are online and to send messages directly to them. Our partnership with PeopleLink enables users to subscribe to specific interest groups and communicate with people from around the world who share similar interests.

STARMEDIA CLASSIFICADOS/          StarMedia Classificados/Clasificados is our classifieds marketplace, spanning
STARMEDIA CLASIFICADOS            numerous product and service areas from electronics to real estate. Buyers and
(CLASSIFIEDS)                     sellers from across Latin America can trade timely information on goods and services.

NAMORO PERSONET/ ROMANCE          Namoro Personet/Romance Personet is an interactive meeting place for visitors in
PERSONET (PERSONALS)              search of new friends and relationships. Personet connects people from a wide range of interests, backgrounds and origins. On Personet, people meet in a variety of ways, including through personal ad postings and in discussion forums.

STARMEDIA JOGOS/JUEGOS            The newest StarMedia channel, StarMedia Jogos/Juegos, offers a compilation of
(ONLINE GAMES)                    interactive games in which our users can participate and compete for prizes.
                                  These games include fantasy sport games such as Beisbol Virtual and Ole, as well as a variety of trivia games. In addition, StarMedia Jogos/Juegos offers a host of free, downloadable games, which are updated several times per week. This channel also includes a guide to our editors' picks of the best in Spanish and
                                  Portuguese online game sites.


CONTENT AND COMMERCE SERVICES

    We have built our content and commerce services around our successful community environment. We enhance the effectiveness of our community services by wrapping them around engaging content like information, news, entertainment and shopping.

CHANNEL                           DESCRIPTION
--------------------------------  --------------------------------------------------------------------------------

STARMEDIA NOTICIAS/ NOTICIAS      StarMedia Noticias/Noticias delivers a comprehensive selection of international,
(NEWS)                            regional and local news. Content for news and all information services is provided by top syndicated wire services, local partnerships and by our team of editors, producers and writers throughout Latin America. Users can react to the latest headlines through chats, debates and polls. Our partners include Reuters,
                                  Agencia EFE and Agence France Presse.

STARMEDIA ESPORTES/ DEPORTES      Through the StarMedia Esportes/Deportes channel, we provide comprehensive local,
(SPORTS)                          regional and global sports news and information. Users can access headlines, results, commentary, analysis and daily polls. They can also purchase merchandise and win prizes through our interactive games. In addition, we are the exclusive webcaster of FUTBOL DE PRIMERA, the world's most popular syndicated radio talk show about soccer, hosted by Andres Cantor.

CHANNEL                           DESCRIPTION
--------------------------------  --------------------------------------------------------------------------------
STARMEDIA MONEY (FINANCE)         StarMedia Money provides online financial news and information. In addition, users can obtain research about top Latin American companies, access information on personal banking products and services, and track their individual investment portfolios in Spanish and Portuguese. Information is provided by a host of leading financial information publishers, including Avance Economico, Enfoque,
                                  El Economista, El Universal and Quote.com.

STARMEDIA DIGITAL (TECHNOLOGY)    StarMedia Digital offers the latest in technology news, product reviews and free downloads from ZDNet. The information provided by ZDNet helps users make informed buying decisions about technology products, which they can purchase through StarMedia's relationship with vendors like Outpost.com.

STARMEDIA ENTRETENIMENTO/         Entertainment and music are united in the StarMedia Entretenimento/
ENTRETENIMIENTOS (ENTERTAINMENT)  Entretenimientos channel. Our partnerships with USA Networks, Fox Latin America,
                                  Billboard, eDrive, Retila, Successo CD and N2K provide content that creates a bridge between online and traditional programming. (V)Pulse offers a popular selection of easily playable music videos. StarMedia TV and StarMedia Radios provide Internet broadcasts of popular television and radio stations from Latin
                                  America and around the world.

STARMEDIA SHOPPING (ELECTRONIC    StarMedia Shopping acts as a virtual central plaza for online Latin American
COMMERCE)                         consumers. Users are able to purchase a variety of merchandise, including computers, books and CDs, from a host of global and local retailers like
                                  barnesandnoble.com, N2K, CIM and Outpost.com. Products from the StarMedia
                                  Shopping channel are also merchandised within appropriate channels. For example, there are direct links that allow a literary chat group to easily purchase books of interest from barnesandnoble.com.

STARMEDIA BUSCAWEB (SEARCH AND    StarMedia BuscaWeb is our Internet search engine. It utilizes Inktomi's
GUIDE)                            sophisticated search capabilities, which have been customized to support country-specific, regional and worldwide searches in both Spanish and
                                  Portuguese.

STARMEDIA VIAGENS/VIAJES          The travel channel offers travel guides and news through an exclusive
(TRAVEL)                          relationship with Lonely Planet, as well as advice about preparing for a trip, links to travel resources on the Web and a forum for exchanging travel stories and tips.

STARMEDIA TEMPO/TIEMPO (WEATHER)  StarMedia Tempo/Tiempo provides up-to-the-minute weather conditions and extended forecasts for 3,000 cities around the globe.


                              STRATEGIC ALLIANCES


    We have developed strategic relationships with leading content, electronic commerce, syndication and application partners. Many of these relationships give us various exclusive rights. For example, some of these partners have agreed that StarMedia will be the only Internet company to display their content in Spanish or Portuguese. Others have agreed that they will not enter into agreements with other companies targeting the Spanish or Portuguese Internet markets. These relationships are typically for a period of one to five years.

    These relationships are designed to:


    - enhance our network;

    - expand our community of users;

    - increase traffic; and

    - provide us with additional revenues.


    Our partners allow us to display their content or technology on our network, within one or many of our channels, in exchange for a share of revenue or a licensing fee. We receive some of this content in a format that is ready to publish on our network. We also receive content that we must modify in order to publish. For example, some of our partners provide us with English-language content. In these cases, we translate the content into Spanish and Portuguese prior to publishing it on our network.



    Our commerce partners typically pay us a flat fee for placement on our network. This fee is based on location of links that allow for entry into their online store and the number of links present throughout our network. These content partners also share with us a percentage of transaction revenues generated when our users purchase their products or services.


    CONTENT AND APPLICATION PROVIDERS. We have a number of relationships with leading content and application providers, including:

    - Agence France Press--news and sports information


    - Billboard--entertainment news and featured content


    - Bottle Rocket--interactive sports games

    - BusinessWire--business news

    - Critical Path--email services


    - eDrive--entertainment news and featured content


    - eShare--chat software

    - Agencia EFE--news and information

    - Futbol de Primera--soccer Webcasts

    - Inktomi--in-language search services

    - Internet Securities--local business news for major Latin American cities provided by leading publishers, including Avance Economico, El Economista, El Universal and Enfoque

    - Lonely Planet--travel information

    - PeopleLink--instant messaging

    - Quote.com--stock and mutual fund quotes

    - Reuters--news and sports information

    - WeatherLabs--weather information

    - Ziff-Davis--technology news and information

    COMMERCE PARTNERS.  Our electronic commerce relationships include:

    - barnesandnoble.com--book purchases

    - CIM--Brazilian music

    - Citibank--online banking and credit card applications

    - Disney--branded merchandise

    - Music Boulevard (N2K)--music products, CDs, clothing, posters and books

    - Outpost.com--computer and technology merchandise

    - SportsSuperstore--sports merchandise

    - Tickets.com--event information and ticketing

    NETSCAPE. In May 1998, we entered into a marketing and distribution agreement with Netscape. Together, we developed and launched NETSCAPE GUIDE BY STARMEDIA in both Spanish and Portuguese. NETSCAPE GUIDE BY STARMEDIA is one of the core services available as part of Netscape's Latin American Spanish and Portuguese browsers. We also appear as a premium bookmark located on Netscape's Spanish and Portuguese browser toolbars. These bookmarks link users directly to our network. StarMedia Noticias/Noticias appears as a ticker on the Netscape Latin America and Brazil homepages and directs users to our network's general news areas. In addition,

Netscape promotes StarMedia throughout its Spanish and Portuguese offerings.

    REALNETWORKS. In February 1999, we entered into a relationship with RealNetworks, the leading provider of streaming audio/video over the Internet. We are the only in-language Internet company featured as a default channel on both the Spanish and Portuguese versions of RealNetworks' RealPlayer G2. This relationship uniquely positions us to enhance our user base by enabling Spanish and Portuguese-speaking Internet users to access our in-language streaming content, including music videos, television and radio programming, and sporting events directly from RealPlayer.

                               ADVERTISING SALES

    We have built a direct sales organization of over 60 professionals located in eight offices: Sao Paulo, Mexico City, Buenos Aires, Bogota, Santiago, Caracas, Miami and New York.

    Our sales organization is dedicated to maintaining close relationships with top advertisers and leading advertising agencies throughout Latin America. It is structured on a regional basis and is focused solely on selling advertising on our network. Our sales organization consults regularly with advertisers and agencies on design and placement of their Web-based advertising, provides customers with advertising measurement analysis and focuses on providing a high level of customer service satisfaction.

    Currently, advertisers and advertising agencies enter into agreements under which they pay for a guaranteed number of impressions for a fixed fee. These agreements range from one month to multiple years. Advertising on our network currently consists primarily of banner-style advertisements, buttons and sponsorships from which viewers can hyperlink directly to the advertiser's own Web site. Our standard cost per thousand impressions, commonly referred to as CPMs, for banner advertisements varies depending on location of the advertisements on the network, the targeted country and the extent to which it is targeted for a particular audience. Discounts from standard CPM rates may be provided for higher volume, longer-term advertising contracts.

    We also offer promotional advertising programs, such as contests, sampling and couponing opportunities, in order to build brand awareness, generate leads and drive traffic to an advertiser's site.

    ADVERTISING CUSTOMERS. During 1998, 72 companies advertised on the StarMedia network, up from 6 advertisers in 1997. The following is a selected list of our current advertising customers:


Bradesco            Fox Television
Ford                Motorola
Nokia               Sony
IBM



    We have derived substantially all of our revenues to date from the sale of advertisements and sponsorships. In the first quarter of 1999, we had 45 advertisers, up from three advertisers in the first quarter of 1998. In the first quarter of 1999, three advertisers, Netscape, Teleglobe and Outpost.com, each accounted for greater than 10% of total revenues. During the same period, our five largest advertisers accounted for 60% of total revenues. In 1998, two advertisers, Fox Latin America and Netscape, each accounted for greater than 10% of total revenues. During the same period, our five largest advertisers accounted for 62% of total revenues.


                         MARKETING AND BRAND AWARENESS


    We use multiple advertising media, like television, print and Web-based advertising in order to:


    - build our brand;

    - increase traffic; and

    - raise our profile among potential advertisers.

Our television advertisements have appeared on broadcast television in Brazil, Mexico, Colombia, Argentina, Chile, the United States, Uruguay, Venezuela, Spain, Peru and on cable networks throughout Latin America. Our first television commercial, "Birth of a Star", began airing in 18 Latin American markets in Spanish and Portuguese in February 1997. In addition to advertising on television, we advertise in print, use outdoor advertising and have a significant presence in highly-targeted online media. We also have an extensive public relations campaign. We are currently in the midst of our fourth advertising campaign across Latin America. Our strategic and content partners also typically provide us with advertising support.

    We form marketing alliances with companies that have broad reach and whose customers are similar to our target customers. We currently have co-marketing relationships with Fox Latin America, USA Networks and other regional television stations.


                           TECHNOLOGY INFRASTRUCTURE


    Our technology infrastructure is built and maintained for reliability, security, and flexibility and is administered by our technical staff.

    We maintain our central production servers at the New Jersey data center of Exodus Communications. We also have a second co-location facility at Digital Island in New York. We maintain regional network operating centers in Brazil and Argentina. Our operations depend on the ability of Exodus or Digital Island to protect their systems against damage from fire, hurricanes, power loss, telecommunications failure, break-ins, or other events.


    Exodus and Digital Island provide comprehensive facilities management services, including human and technical monitoring of all production servers 24 hours per day, 7 days per week. Exodus and Digital Island also provide connectivity for our U.S. servers through multiple high-speed connections. In Brazil and Argentina, our servers are connected to the largest Internet service providers in each country. All facilities are protected by multiple uninterruptible power supplies.



    For reliability, availability, and serviceability, we have implemented an environment in which each server can function separately. Key components of our server architecture are served by multiple redundant machines.


    We employ in-house and third-party monitoring software. Reporting and tracking systems generate daily traffic, demographic, and advertising reports. Our production data is copied to backup tapes each night.

    We employ in-house and third-party software to monitor access to our production and development servers.

    Our network must accommodate a high volume of traffic and deliver frequently updated information. Components or features of our network have in the past suffered outages or experienced slower response times because of equipment or software downtime.


                LATIN AMERICAN TELECOMMUNICATION INFRASTRUCTURE



    According to a recent study by Audits & Surveys Worldwide of telecommunications systems in Latin America, many of the largest markets in Latin America have recently begun to privatize and deregulate their telephone industries. This has had a direct impact on the cost and quality of Internet access as competition has driven down both monthly access fees and per minute usage charges. A few years ago, Internet service providers, or ISPs, in Latin America charged an average of more than $80 per month for basic Internet access. In addition to access charges, local calls to connect to the ISP range in cost from $.01 - $.03 per minute in some countries, including Peru, Chile and Colombia, and up to $.12-$.15 per minute in Mexico and Argentina. These per minute charges may make total cost of Internet access substantially greater in Latin America than in the United States. Recently, monthly ISP access fees have decreased to an average of $20-25 per month. While per minute charges have not declined as rapidly, they are expected to trend downward as the effects of deregulation spread. Because we have targeted a relatively affluent part of the population across Latin America, we do not believe that Internet access costs are a significant deterrent for much of our target audience. However, if rates were to increase substantially, it could cause a decline in the number of visitors to our network.


                                  COMPETITION

    There are many companies that provide Web sites and online destinations targeted to Latin Americans and Spanish- and Portuguese-speaking people in general. All of these companies compete with us for visitor traffic, advertising dollars and electronic commerce partners. The market for Internet content companies in Latin America is new and rapidly evolving. Competition for visitors, advertisers and electronic commerce partners is intense and is expected to increase significantly in the future because there are no substantial barriers to entry in our market. Increased competition could result in:

    - lower advertising rates;

    - price reductions and lower profit margins;

    - loss of visitors;

    - reduced page views; or

    - loss of market share.

Any one of these could materially and adversely affect our business, financial condition and results of operations.

    Our ability to compete successfully depends on many factors. These factors include:

    - the quality of the content provided by us and our competitors;

    - how easy our respective services are to use;

    - sales and marketing efforts; and

    - the performance of our technology.


    We compete with providers of content and services over the Internet, including Web directories, search engines, content sites, Internet service providers and sites maintained by government and educational institutions. Our current and anticipated competitors include:



    - Spanish- and Portuguese-language versions of U.S. services like Yahoo!, America Online and Prodigy Communications; and



    - services like Zaz (Brazil), Ciudad Internet (Colombia), Telefonos de Mexico (Mexico) and Universo Online (Brazil), that target particular Latin American countries.


    Many of our competitors and potential new competitors, have:

    - longer operating histories;

    - greater name recognition in some markets;

    - larger customer bases; and

    - significantly greater financial, technical and marketing resources.

    These competitors may also be able to:

    - undertake more extensive marketing campaigns for their brands and services;

    - adopt more aggressive advertising pricing policies;

    - use superior technology platforms to deliver their products and services; and

    - make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third-party content providers.

    Our competitors may develop content that is better than ours or that achieves greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. This could have a material and adverse effect on our business, financial condition and results of operations.

    We also compete with traditional forms of media, like newspapers, magazines, radio and television for advertisers and advertising revenue. If advertisers perceive the Internet or our network to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to Internet advertising or to advertising on our network.

                 GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

    To date, regulations have not materially restricted use of the Internet in our markets. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. New laws and regulations may be adopted. Existing laws may be applied to the Internet and new forms of electronic commerce. Uncertainty and new regulations could increase our costs and prevent us from delivering our products and services over the Internet. It could also slow the growth of the Internet significantly. This could delay growth in demand for our network and limit the growth of our revenues. New and existing laws may cover issues like:

    - sales and other taxes;

    - user privacy;

    - pricing controls;

    - characteristics and quality of products and services;

    - consumer protection;

    - cross-border commerce;

    - libel and defamation;

    - copyright, trademark and patent infringement;

    - pornography; and


    - other claims based on the nature and content of Internet materials.


                  INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States.


    We pursue the registration of our trademarks in the United States and internationally in Latin America, Spain and Portugal. We may not be able to secure adequate protection for our trademarks in the United States and other countries. An action has been filed in Spain against our application for registration of the StarMedia trademark, which we are currently contesting. In addition, there have been oppositions filed against our applications in other countries for some of our other marks.


    We currently hold trademark registrations in the United States, Peru, Uruguay, Colombia and Paraguay for the StarMedia trademark and registrations for other marks in some of these and other countries. Effective trademark protection may not be available in all the countries in which we conduct business. Policing unauthorized use of our marks is also difficult and expensive. In addition, it is possible that our competitors will adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion.

    We actively seek to protect our marks against similar and confusing marks of third parties by:

    - using a watch service which identifies applications to register trademarks;

    - filing oppositions to third parties' applications for trademarks; and

    - bringing lawsuits against infringers.


    For example, we were aware of an unauthorized use of our PIZARRAS trademark and successfully pursued enforcement of our rights against that party. Similar actions like this may be time consuming and expensive. Our inability to effectively protect our trademarks and service marks would have a material adverse effect on our business, financial conditions and results of operations.


    Many parties are actively developing chat, homepage, search and related Web technologies. We expect these developers to continue to take steps to protect these technologies, including seeking patent protection. There may be patents issued or pending that are held by others and that cover significant parts of our technology, business methods or services. For example, we are aware that a number of patents have been issued in the areas of electronic commerce, Web-based information indexing and retrieval and online direct marketing. Disputes over rights to these technologies are likely to arise in the future. We cannot be certain that our products do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. In the event that we determine that licensing this intellectual property is appropriate, we may not be able to obtain a license on reasonable terms or at all. We may also incur substantial expenses in defending against third-party infringement claims, regardless of the merit of these claims. Successful infringement claims against us may result in substantial monetary liability or may prevent us from conducting all or a part of our business.


    We also intend to continue to license technology from third parties, including our Web-server and encryption technology. The market is evolving and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our services. Our inability to obtain any of these licenses could delay product and service development until alternative technologies can be identified, licensed and integrated.


                                   EMPLOYEES


    As of March 31, 1999, we had 270 full-time employees, of whom 76 worked in sales, 10 in editorial, 20 in marketing, 116 in product and technology and 48 in finance and administration. From time to time, we employ independent contractors to support our research and development, marketing, sales and editorial departments. None of our personnel are represented under collective bargaining agreements. We consider our relations with our employees to be good.


                                   FACILITIES

    Our principal executive offices are located in approximately 19,500 square feet of office space in New York, New York, under a lease that expires in August 2003. We also lease sales and business development office space in:


    - Sao Paulo, Brazil;


    - Mexico City, Mexico;

    - Buenos Aires, Argentina;

    - Bogota, Colombia;

    - Santiago, Chile;

    - Montevideo, Uruguay;

    - Caracas, Venezuela; and

    - Miami, Florida.

                               LEGAL PROCEEDINGS

    There are no material legal proceedings pending or, to our knowledge, threatened against us.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the executive officers, directors and key employees of StarMedia, their ages and the positions held by them:


NAME                                               AGE      POSITION
---------------------------------------------      ---      ------------------------------------------------------------
Fernando J. Espuelas.........................          32   Chairman of the Board of Directors
                                                            and Chief Executive Officer
Jack C. Chen.................................          32   President and Director
Tracy J. Leeds...............................          34   Chief Operating Officer
Steven J. Heller.............................          33   Vice President, Finance and Administration
Adriana J. Kampfner..........................          26   President, StarMedia, Mexico and Senior Vice President,
                                                            Global Sales
James D. Granlund............................          35   Chief Technology Officer
Justin K. Macedonia..........................          40   Senior Vice President and General Counsel
Douglas M. Karp..............................          43   Director
Christopher T. Linen(1)......................          49   Director
Gerardo M. Rosenkranz(2).....................          48   Director
Susan L. Segal...............................          46   Director
Frederick R. Wilson(1)(2)....................          36   Director


------------------------

(1) Member of the compensation committee

(2) Member of the audit committee

    FERNANDO J. ESPUELAS is a founder of StarMedia and has been Chairman of the Board and Chief Executive Officer since September 1996. Prior to founding StarMedia, Mr. Espuelas was employed in various positions at AT&T from 1994 to 1996, most recently as Managing Director of Marketing Communications for the Americas. From 1991 to 1994, Mr. Espuelas was employed in various positions at Ogilvy & Mather, an international advertising firm, most recently as Regional Account Director for Latin America. Prior to his employment at Ogilvy & Mather, Mr. Espuelas worked at other major advertising agencies, including Lowe & Partners and Wunderman Worldwide. He received a B.A. with Distinction from Connecticut College. Mr. Espuelas is a native of Uruguay.

    JACK C. CHEN is a founder of StarMedia and has been President and a Director since March 1996. Prior to founding StarMedia, Mr. Chen was a Vice President at S.L. Chen & Associates, Inc., an international merchant banking firm, advising companies, joint ventures and government organizations from 1995 through 1996. Mr. Chen was a securities analyst at CS First Boston Investment Management from 1994 to 1995. Prior to his employment at CS First Boston, Mr. Chen was an investment banker at Goldman, Sachs & Co. Mr. Chen received an M.B.A. from Harvard Business School and a B.A. with High Honors in Computer Science from Harvard University.

    TRACY J. LEEDS has been the Chief Operating Officer of StarMedia since September 1998, and prior to that served as StarMedia's Vice President, Business Operations since July 1997. From 1996 to 1997, Ms. Leeds was General Manager of the Healthsite Web service for AT&T Personal Online Services. From 1994 to 1996, she was Director of the PC DreamShop the electronic commerce project of Time Warner Cable Programming. Prior to that, Ms. Leeds was Director, Client Services, for Catalog 1, a joint venture between Time Warner and Spiegel. Ms. Leeds has also held various marketing positions at Johnson & Johnson and Playtex. Ms. Leeds received an M.B.A. from Harvard Business School and a B.A. from Yale University.

    STEVEN J. HELLER has been Vice President, Finance and Administration of StarMedia since October 1997. From 1995 to 1997, Mr. Heller was Director, Finance and Administration, and Treasurer at Evolve Software, Inc., a software firm based in San Francisco. Prior to that, Mr. Heller was Managing Director of Entrepreneurial Accounting Resources, a firm he founded in 1991 that provided finance and accounting consulting services to high technology and media companies. Mr. Heller served in the San Francisco office of Coopers & Lybrand in the Emerging Business Services division of the Business Assurance Group from 1987 to 1991. He received a B.S. degree from The American University.

    ADRIANA J. KAMPFNER is President of StarMedia, Mexico and Senior Vice President of Global Sales. Ms. Kampfner has worked at StarMedia since August 1997. Prior to her current position, Ms. Kampfner was StarMedia's Vice President, General Manager, Mexico and StarMedia's Director of Sales, North America, responsible for initiating relationships with key domestic and international clients. Before joining StarMedia, Ms. Kampfner was a Senior Financial Analyst at Chase Securities Inc. from 1996 to 1997. Ms. Kampfner received a B.A. in Business Administration from the University of Michigan.

    JAMES D. GRANLUND joined StarMedia as its Chief Technology Officer in January 1999. Prior to joining StarMedia, Mr. Granlund was Vice President, Operations and Technology for Turner Broadcast Systems/CNNfn from 1995 until 1999. During his tenure with CNNfn, he designed, developed and implemented technological strategies and maintained operational integrity for both the CNNfn television network and CNNfn.com Web site. Prior to joining Turner Broadcast Systems, Mr. Granlund was manager of Work Group Computing for Bristol-Myers Squibb Company from 1988 to 1995. He received a B.S. in Industrial and Labor Relations from Cornell University.


    JUSTIN K. MACEDONIA joined StarMedia as a Senior Vice President and General Counsel in April 1999. Prior to joining StarMedia, Mr. Macedonia was employed by the law firm of Winthrop, Stimson, Putnam & Roberts from 1994 until 1999, most recently in the position of Counsel. Prior to joining Winthrop, Stimson, Mr. Macedonia was a corporate associate with the law firm of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel from 1988 to 1994. He is a member of the Bar of the State of New York. Mr. Macedonia received a J.D. from Harvard Law School and a B.A. from Fordham College.



    DOUGLAS M. KARP has been a Director of StarMedia since September 1998. Mr. Karp is currently a Managing Director and a member of the Operating Committee of E.M. Warburg, Pincus & Co., LLC, where he is responsible for limited partner relationships and fund raising as well as the firm's Communications and Latin American investments. Prior to joining Warburg, Pincus, he was a Managing Director of Mergers and Acquisitions at Salomon Brothers Inc. from 1989 to 1991 and a manager with the Boston Consulting Group and founder of its New York office. Mr. Karp is a member of the boards of directors of Qwest Communications, Journal Register Company, TV Filme, Inc., Primus Telecommunications Group, Golden Books Family Entertainment and PageNet do Brasil. Mr. Karp received a B.A. from Yale University and a J.D. from Harvard Law School.


    CHRISTOPHER T. LINEN has been a Director of StarMedia since November 1996. Currently, Mr. Linen is Principal of Christopher Linen & Company, a venture capital firm. Mr. Linen was President and Chief Executive Officer of Warner Music Enterprises, a Time Warner Inc. unit charged with developing new music-related opportunities including Internet properties and direct marketing businesses worldwide from 1992 to 1996. From 1988 to 1992, Mr. Linen was President and Chief Executive Officer of Time Warner Direct, a unit of Time Warner Inc. composed of Time Life, one of the world's largest direct marketers of books, music and videocassettes; Book-of-the-Month Club Inc., the nation's largest book club operator; and related ventures. Prior to his employment with Time Warner Direct, Mr. Linen held various top-level executive positions at Time Life, including

President and Chief Executive Officer and Managing Director for Latin America, and currently serves on the board of directors of Allied Devices Corporation. Mr. Linen received a B.S. from Williams College and attended the Graduate School of Business Administration at New York University.


    GERARDO M. ROSENKRANZ has been a Director of StarMedia since November 1996. Mr. Rosenkranz is a private investor and founder and Chief Executive Officer of Ventech International, Inc. Ventech provides consulting services to telecommunications and information technology companies. Prior to establishing Ventech in 1987, Mr. Rosenkranz served for 10 years at Sprint International (formerly GTE Telenet), where he held senior executive positions in management, business development and sales. Mr. Rosenkranz received B.S., M.S. and Engineer Degrees in Electrical Engineering from Stanford University. He was born and raised in Mexico City, Mexico.


    SUSAN L. SEGAL has been a Director of StarMedia since July 1997. Ms. Segal has served as General Partner and Latin American Group Head at Chase Capital Partners since December 1996. From 1992 to 1996, Ms. Segal was a Senior Managing Director at Chase Securities Inc. responsible for Emerging Markets Investment Banking. She has more than 20 years of experience in emerging markets, particularly Latin America, where her responsibilities have included trading, capital markets and sovereign debt rescheduling. Ms. Segal is a member of the Council on Foreign Relations, the advisory board of the Council of the Americas and the boards of directors of the Tinker Foundation, the Americas Society and the Corp Group. Ms. Segal received an M.B.A. from Columbia University and a B.A. from Sarah Lawrence College.

    FREDERICK R. WILSON has been a Director of StarMedia since July 1997. Mr. Wilson is currently Managing Partner of Flatiron Partners, a venture capital firm focused on early-stage, Internet-focused investments. Prior to founding Flatiron Partners, Mr. Wilson was associated with Euclid Partners from 1986 to 1996. He received an M.B.A. from The Wharton School of Business at The University of Pennsylvania and a B.S. in Mechanical Engineering and Computer Science from MIT.

                         CLASSIFIED BOARD OF DIRECTORS

    Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees.

                                BOARD COMMITTEES

    The audit committee reports to the board regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The audit committee consists of Gerardo M. Rosenkranz and Frederick R. Wilson.


    The compensation committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies and all forms of compensation to be provided to our executive officers and directors. In addition, the compensation committee reviews bonus and stock compensation arrangements for all of our other employees. The current members of the compensation committee are Christopher T. Linen and Frederick R. Wilson. No interlocking relationships exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

                             DIRECTOR COMPENSATION


    Directors currently do not receive a stated salary from StarMedia for their service as members of the board of directors, although by resolution of the board, they may receive a fixed sum and reimbursement for expenses in connection with the attendance at board and committee meetings. We currently do not provide additional compensation for committee participation or special assignments of the board of directors. From time to time, some of our directors have received grants of options to purchase shares of common stock. Please see "Certain Transactions".


                             EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid or accrued for the year ended December 31, 1998 to our Chief Executive Officer and to each of our most highly compensated executive officers, other than the Chief Executive Officer, whose salary and bonus for such fiscal year exceeded $100,000. Securities Underlying Options/SARs does not include options cancelled under our 1997 Plan, but does include the immediate reissuance of options equal to the cancelled options under our 1998 Plan.

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM
                                                                                                   COMPENSATION
                                                                                                 -----------------
                                                                                                      AWARDS
                                                                                                 -----------------
                                                                         ANNUAL COMPENSATION        SECURITIES
                                                                       ------------------------     UNDERLYING
NAME AND PRINCIPAL POSITION                                             SALARY($)    BONUS ($)    OPTIONS/SARS(#)
---------------------------------------------------------------------  -----------  -----------  -----------------
Fernando J. Espuelas.................................................  $   152,084  $   200,000        1,750,000
  Chairman of the Board and Chief Executive Officer
Jack C. Chen.........................................................      152,104      200,000        1,750,000
  President
Tracy J. Leeds.......................................................      117,917           --          550,000
  Chief Operating Officer
Steven J. Heller.....................................................      106,667           --          190,000
  Vice President, Finance and Administration
Adriana J. Kampfner..................................................      138,750           --          230,000
  President, StarMedia Mexico, Senior Vice President, Global Sales

                       OPTION GRANTS IN LAST FISCAL YEAR


    The following table sets forth grants of stock options for the year ended December 31, 1998 to our Chief Executive Officer and our most highly compensated executive officers, other than our Chief Executive Officer, whose salary and bonus exceeded $100,000. The options shown for each executive officer do not include options cancelled under our 1997 Plan, but do include the immediate reissuance of options equal to the cancelled options under our 1998 Plan. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 5,782,000 shares of common stock granted under our 1998 Plan to our employees, consultants and directors and under our 1997 Plan to Messrs. Espuelas and Chen in the year ended December 31, 1998. All options granted under our 1997 Plan, other than those granted to Messrs. Espuelas and Chen, have been cancelled and reissued under our 1998 Plan.

                                                                                                                 POTENTIAL
                                                                                                                REALIZABLE
                                                                                                                 VALUE AT
                                                                                                                  ASSUMED
                                                 OPTION GRANTS IN LAST FISCAL YEAR                             ANNUAL RATES
                                                         INDIVIDUAL GRANTS                                          OF
                                  ---------------------------------------------------------------               STOCK PRICE
                                   NUMBER OF                                                                   APPRECIATION
                                   SECURITIES    PERCENT OF TOTAL     EXERCISE                                  FOR OPTION
                                   UNDERLYING   OPTIONS GRANTED TO    PRICE PER     FMV ON THE                     TERM
                                    OPTIONS        EMPLOYEES IN         SHARE      DATE OF GRANT   EXPIRATION  -------------
NAME                               GRANTED(#)     FISCAL YEAR (%)     ($/SHARE)      ($/SHARE)        DATE         0%($)
--------------------------------  ------------  -------------------  -----------  ---------------  ----------  -------------
Fernando J. Espuelas............    1,000,000               17%       $    0.50      $    2.08         4/1/08  $   1,580,000
                                      750,000               13             1.60           5.20       12/17/08      2,700,000
Jack C. Chen....................    1,000,000               17             0.50           2.08         4/1/08      1,580,000
                                      750,000               13             1.60           5.20       12/17/08      2,700,000
Tracy J. Leeds..................      375,000                6             0.50           3.83        7/16/07      1,248,750
                                      175,000                3             0.50           4.54        9/17/08        707,000
Steven J. Heller................      100,000                2             0.50           3.83        7/10/08        333,000
                                       90,000                2             0.50           4.54        9/17/08        363,600
Adriana J. Kampfner.............      130,000                3             0.50           3.83        7/10/08        432,900
                                      100,000                2             0.50           4.54        9/17/08        404,000


NAME                                  5%($)         10%($)
--------------------------------  -------------  -------------
Fernando J. Espuelas............  $   2,890,400  $   4,887,200
                                      5,157,000      8,901,000
Jack C. Chen....................      2,890,400      4,887,200
                                      5,157,000      8,901,000
Tracy J. Leeds..................      2,153,588      3,532,388
                                      1,207,535      1,970,255
Steven J. Heller................        574,290        941,970
                                        621,018      1,013,274
Adriana J. Kampfner.............        746,577      1,224,561
                                        690,020      1,125,860


                         FISCAL YEAR-END OPTION VALUES


    The following table provides some information about stock options held as of December 31, 1998 by our Chief Executive Officer and our most highly compensated executive officers other than our Chief Executive Officer. No options were exercised during fiscal 1998 by any of these executive officers. There was no public trading market for the common stock as of December 31, 1998. Accordingly, the value of unexercised in-the-money options at fiscal year-end is based on the assumed initial public offering price of $11.00 per share, less the exercise price per share, multiplied by the number of shares underlying the options.


                         FISCAL YEAR-END OPTION VALUES


                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                            OPTIONS AT                 IN-THE-MONEY OPTIONS
                                                        FISCAL YEAR-END (#)             AT FISCAL YEAR END
                                                   -----------------------------  ------------------------------
NAME                                                EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------------------------  -------------  --------------  --------------  --------------
Fernando J. Espuelas.............................      1,750,000             --   $   17,550,000   $         --

Jack C. Chen.....................................      1,750,000             --       17,550,000             --

Tracy J. Leeds...................................         82,639        467,361          867,710      4,907,291

Steven J. Heller.................................         36,111        153,889          379,166      1,615,835

Adriana J. Kampfner..............................         13,333        216,667          139,997      2,275,004


                               STOCK OPTION PLANS

1997 STOCK OPTION PLAN

    Our 1997 Stock Option Plan was adopted by the board of directors in June 1997. A total of 5,000,000 shares of common stock were authorized for issuance under the 1997 Plan. When the 1998 Plan was adopted, all options outstanding under the 1997 Plan were cancelled and reissued under the 1998 Plan, other than those granted to Messrs. Espuelas and Chen in the aggregate amount of 2,000,000. We will not issue additional options under the 1997 Plan.

    The exercise price for the shares of common stock subject to option grants made under the 1997 Plan may, at the discretion of the plan administrator, be paid in cash or in shares of common stock valued at fair market value on the exercise date.

    In the event of a merger pursuant to which StarMedia is acquired, each outstanding option may, at the discretion of the plan administrator, be assumed by the successor corporation or terminated in exchange for a cash payment equal to the difference between the fair market value of the shares for which the option is at the time exercisable and the exercise price payable for such shares.

    The board may amend or modify the 1997 Plan at any time. The 1997 Plan will terminate in all events on December 31, 1999. Options under the 1997 Plan, however, will remain outstanding in accordance with their terms.

1998 STOCK PLAN


    Our 1998 Stock Plan was adopted by the board of directors and approved by the stockholders in July 1998. A total of 15,000,000 shares of common stock have been authorized for issuance under the 1998 Plan. The number of shares of common stock available for issuance under the 1998 Plan will increase on July 1 of each year beginning in 2000 by the lesser of:



    - 4 million shares;



    - 4% of the outstanding shares on such date; or



    - an amount determined by the board.


    Under the 1998 Plan, eligible individuals in StarMedia's employ or service may, at the discretion of the plan administrator, be granted options to purchase shares of common stock at an exercise price determined by the plan administrator or may be issued shares of common stock directly through the purchase of such shares at a price determined by the plan administrator. Eligible individuals include officers, non-employee board members and consultants.


    The 1998 Plan is administered by the compensation committee of the board. The compensation committee as plan administrator has complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when option grants or stock issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.


    The exercise price for the shares of common stock subject to option grants made under the 1998 Plan may, at the discretion of the plan administrator, be paid in cash, in shares of common stock valued at fair market value on the exercise date, through a same-day sale program without any cash outlay by the optionee or by delivering a full-recourse, interest-bearing promissory note.

    In the event of an acquisition of StarMedia, whether by merger or asset sale, each option which is not to be assumed by the successor corporation will automatically accelerate in full and all unvested shares will immediately vest, except to the extent that StarMedia's repurchase rights with respect to those shares are to be assigned to the successor corporation.

    The plan administrator has the authority to effect the cancellation of outstanding options in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.


    The board may amend or modify the 1998 Plan at any time, subject to any required stockholder approval. The 1998 Plan will terminate on the earliest of:



    - the date determined by the board;



    - the date on which all shares available for issuance under the 1998 Plan have been issued as fully-vested shares; or



    - the termination of all outstanding options in connection with an acquisition of StarMedia.

                              CERTAIN TRANSACTIONS

    In 1996, our directors, officers and 5% stockholders, and their affiliates, purchased common stock as follows:

                                 NUMBER OF
                                 SHARES OF    PURCHASE
                                  COMMON      PRICE PER
NAME OF INVESTOR                   STOCK        SHARE
------------------------------  -----------  -----------
Fernando J. Espuelas..........    4,500,000   $   .0056
Jack C. Chen..................    4,500,000       .0056
Gerardo M. Rosenkranz.........      220,000         .09
Christopher T. Linen..........      100,000         .25
A trust, of which Mr. Chen is
  trustee.....................       20,000         .50

    Messrs. Espuelas, Chen, Rosenkranz and Linen currently serve as our officers and/or directors.


    In May 1997, we issued options to purchase 280,000 shares of common stock at an exercise price of $0.09 per share to Mr. Rosenkranz. At that time, we also issued options to purchase 100,000 shares of common stock at an exercise price of $0.25 per share to Mr. Linen. These options were granted to Messrs. Rosenkranz and Linen in connection with services provided to us.


    In July 1997, we sold 7,330,000 shares of our series A redeemable convertible preferred stock to a number of investors at a purchase price of $0.50 per share. Of these, our directors, officers and 5% stockholders, and their affiliates, purchased shares as follows:

                                         NUMBER OF SHARES
                                           OF SERIES A
                                            REDEEMABLE
                                           CONVERTIBLE
NAME OF INVESTOR                         PREFERRED STOCK
---------------------------------------  ----------------
Chase Venture Capital Associates.......       5,535,000
fl@tiron Fund..........................         465,000
Tracy Leeds and family.................         200,000
Christopher T. Linen...................         100,000
Gerardo Rosenkranz, family and
  affiliates...........................         100,000
A trust, of which Mr. Chen is
  trustee..............................          20,000

    Chase Venture Capital Associates owns more than 5% of our stock. In addition, Susan Segal, one of our directors, is affiliated with Chase Venture Capital Associates. The fl@tiron Fund is controlled by Frederick Wilson, one of our directors. Tracy Leeds currently serves as one of our executive officers. After this offering, all of the series A redeemable convertible preferred stock will automatically convert into an aggregate of 7,330,000 shares of common stock.

    In January 1998, we issued 8% convertible subordinated notes that were due on the earlier of July 21, 1998 or the closing of our series B redeemable convertible preferred stock financing to the fl@tiron Fund in the aggregate principal amount of $410,000 and to Chase Venture Capital Associates in the aggregate principal amount of $3,590,000. The notes were repaid in full.

    In February 1998, we sold 8,000,000 shares of series B redeemable convertible preferred stock to a number of investors at a purchase price of $1.50 per share. Of these, our directors, officers and 5% stockholders, and their affiliates, purchased shares as follows:

                                         NUMBER OF SHARES
                                           OF SERIES B
                                            REDEEMABLE
                                           CONVERTIBLE
NAME OF INVESTOR                         PREFERRED STOCK
---------------------------------------  ----------------
Chase Venture Capital Associates.......       2,393,333
fl@tiron Fund..........................         273,333
Gerardo Rosenkranz, family and
  affiliates...........................          66,666
Tracy Leeds and family.................          66,668
Family of Steven Heller................          30,000

    Steven Heller is one of our executive officers. After this offering, the series B redeemable convertible preferred stock will automatically convert into an aggregate of 8,000,000 shares of common stock.

    In August 1998, we issued 8% convertible subordinated notes that were due on the earlier of December 31, 1998 or the closing of our series C redeemable convertible preferred stock financing to the Flatiron Fund 1998/99 in the aggregate principal amount of $200,000, and to Chase Venture Capital Associates in the aggregate amount of $1,800,000. The Flatiron Fund 1998/99 is controlled by Mr. Wilson. The notes were repaid in full.

    In August 1998, we sold 16,666,667 shares of series C redeemable convertible preferred stock to a number of investors at a purchase price of $4.80 per share. Of these, our directors, officers and 5% stockholders, and their affiliates, purchased shares as follows:

                                         NUMBER OF SHARES
                                           OF SERIES C
                                            REDEEMABLE
                                           CONVERTIBLE
NAME OF INVESTOR                         PREFERRED STOCK
---------------------------------------  ----------------
Chase Venture Capital Associates ......       3,750,000
Warburg, Pincus Equity Partners .......       2,380,209
Warburg, Pincus Ventures
  International .......................       2,380,208
Flatiron Fund 1998/99..................         416,667
Gerardo Rosenkranz, family and
  affiliates...........................         104,165
Tracy Leeds............................          28,918

    The Warburg, Pincus entities, collectively, own more than 5% of our stock. In addition, Douglas M. Karp, one of our directors, is affiliated with the Warburg, Pincus entities. After this offering, the series C redeemable convertible preferred stock will automatically convert into an aggregate of 16,666,667 shares of common stock.

    We have entered into employment agreements with Fernando J. Espuelas, our chairman and chief executive officer, and Jack C. Chen, our president.

    From time to time we have retained an affiliate of Chase Venture Capital Associates to perform various investment banking and advisory services on our behalf. The amount paid to this affiliate of Chase in 1998 for these services was $1.2 million.


    It is our current policy that all transactions with officers, directors, 5% stockholders and their affiliates be entered into only if they are approved by a majority of the disinterested independent directors, are on terms no less favorable to us than could be obtained from unaffiliated parties and are reasonably expected to benefit us.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information with respect to beneficial ownership of our common stock, as of April 27, 1999 and as adjusted to reflect the sale of common stock offered by us in this offering for:



    - each person known by us to beneficially own more than 5% of our common stock;



    - each executive officer named in the Summary Compensation Table;



    - each of our directors and



    - all of our executive officers and directors as a group.



    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Shares beneficially owned includes ownership of shares of redeemable convertible preferred stock. Unless otherwise indicated, the address for those listed below is c/o StarMedia Network, Inc., 29 West 36(th) Street, Fifth Floor, New York, New York 10018. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such persons that are exercisable within 60 days of April 27, 1999, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 42,423,667 shares of common stock outstanding as of April 27, 1999, assuming the conversion of the redeemable convertible preferred stock, and 49,423,667 shares of common stock outstanding after completion of this offering.



                                                                                        PERCENTAGE OF COMMON STOCK
                                                                      SHARES                BENEFICIALLY OWNED
                                                                   BENEFICIALLY   --------------------------------------
NAME OF BENEFICIAL OWNER                                               OWNED       PRIOR TO OFFERING    AFTER OFFERING
-----------------------------------------------------------------  -------------  -------------------  -----------------
Fernando J. Espuelas(1)..........................................      6,250,000            14.1%               12.2%
Jack C. Chen(2)..................................................      6,290,000            14.2                12.3
Tracy J. Leeds(3)................................................        346,974               *                   *
Steven J. Heller(4)..............................................         52,778               *                   *
Adriana J. Kampfner(5)...........................................         57,222               *                   *
Douglas M. Karp(6)...............................................      4,760,417            11.2                 9.6
Christopher T. Linen(7)..........................................        300,000               *                   *
Gerardo M. Rosenkranz(8).........................................        588,055             1.4                 1.2
Susan L. Segal(9)................................................     11,378,333            26.8                23.0
Frederick R. Wilson(10)..........................................      1,155,000             2.7                 2.3
Chase Venture Capital Associates, L.P.(11).......................     11,378,333            26.8                23.0
Warburg, Pincus Equity Partners, L.P.(12)........................      2,380,209             5.6                 4.8
Warburg, Pincus Ventures International, L.P.(12).................      2,380,208             5.6                 4.8
All directors and executive officers as a group (12 persons).....     31,178,779            67.5                58.6


------------------------

*   Indicates less than one percent of the common stock.


(1) Includes (a) 1,750,000 shares issuable upon the exercise of currently exercisable stock options and (b) 1,000,000 shares held by a trust, of which Mr. Espuelas is trustee.

(2) Includes (a) 1,750,000 shares issuable upon the exercise of currently exercisable stock options, (b) 2,150,000 shares owned by Mr. Chen's spouse and (c) an aggregate of 2,246,600 shares held by three trusts, of which Mr. Chen is trustee.



(3) Includes (a) 20,833 shares issuable upon the exercise of currently exercisable stock options and stock options which vest within 60 days and
    (b) an aggregate of 250,000 shares held by a trust, of which Ms. Leeds is trustee.



(4) Consists of 52,778 shares issuable upon the exercise of currently exercisable stock options and stock options which vest within 60 days.



(5) Consists of 57,222 shares issuable upon the exercise of currently exercisable stock options and stock options which vest within 60 days.


(6) All shares indicated as owned by Mr. Karp are included because of Mr. Karp's affiliation with the Warburg, Pincus entities. Mr. Karp disclaims beneficial ownership of all shares owned by the Warburg, Pincus entities. Mr. Karp's address is c/o E.M. Warburg, Pincus & Co., LLC, 466 Lexington Avenue, New York, NY 10017. See note 12 below.

(7) Includes 100,000 shares owned by members of Mr. Linen's immediate family. Mr. Linen's address is c/o Christopher Linen & Co., 113 East 19(th) Street, New York, NY 10003.


(8) Consists of (a) 520,833 shares owned by Mr. Rosenkranz, (b) 43,055 shares owned by a trust, of which Mr. Rosenkranz is managing trustee, and (c) 24,167 shares owned by a company controlled by Mr. Rosenkranz. Mr. Rosenkranz's address is c/o Ventech International, Inc., 60 Arch Street, Greenwich, CT 06830.


(9) All shares indicated as owned by Ms. Segal are included because of Ms. Segal's affiliation with Chase Venture Capital Associates, L.P., of which Chase Capital Partners is the general partner. Ms. Segal disclaims beneficial ownership of all shares owned by Chase Ms. Segal's address is c/o Chase Venture Capital Associates, L.P., 380 Madison Avenue, 9(th) Floor, New York, NY 10017.

(10) Consists of shares owned by the fI@tiron Fund, LLC and the FIatiron Fund 1998/99, LLC which are controlled by Mr. Wilson. Mr. Wilson's address is c/o Flatiron Partners, 257 Park Avenue South, 12(th) Floor, New York, NY 10010.

(11) The address of Chase Venture Capital Partners is 380 Madison Avenue, 12(th) Floor, New York, NY 10017.


(12) THE WARBURG, PINCUS STOCKHOLDERS. The Warburg, Pincus stockholders are comprised of Warburg, Pincus Equity Partners, L.P., including three related limited partnerships, and Warburg Pincus Ventures International,
    L.P. Warburg, Pincus & Co. is the sole general partner of each of these entities and has a 20% interest in each of their profits. The Warburg Pincus stockholders are each managed by E.M. Warburg Pincus & Co., LLC. Lionel I. Pincus is the managing partner of Warburg, Pincus & Co. and the managing member of E.M. Warburg, Pincus & Co., LLC, and may be deemed to control both entities.



    MR. KARP. Mr. Karp, a director of StarMedia, is a managing director and member of E.M. Warburg, Pincus & Co., LLC and a general partner of Warburg, Pincus & Co. Mr. Karp may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange of 1934, as amended) in an indeterminate portion of the shares beneficially owned by the Warburg, Pincus stockholders.



    ADDRESS. The address of the Warburg, Pincus entities is 466 Lexington Avenue, New York, NY 10017.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    StarMedia's amended and restated certificate of incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 200,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share, the rights and preferences of which may be established from time to time by StarMedia's board of directors. As of December 31, 1998, 10,392,000 shares of common stock were outstanding and 31,996,667 shares of convertible preferred stock convertible into the same amount of shares of common stock were issued and outstanding. As of March 31, 1999, StarMedia had 91 stockholders.


                                  COMMON STOCK

    Under our amended and restated certificate of incorporation, holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. They do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of legally available funds. In case of a liquidation, dissolution or winding up of StarMedia, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after payment of all of our liabilities and any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. After the closing of this offering, there will be no shares of preferred stock outstanding.

                                PREFERRED STOCK

    Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time, shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, preferences, powers and other special rights of the preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock. The issuance may also have the effect of delaying, deferring or preventing a change in control of StarMedia. All outstanding shares of preferred stock will be automatically converted into common stock upon the closing of this offering. We have no current plans to issue any additional shares of preferred stock.

                              REGISTRATION RIGHTS


    Under the terms of our amended and restated registration rights agreement, at any time on or after the first anniversary of the effective date of this offering, each of Chase Venture Capital Associates, Warburg, Pincus Equity Partners and the holders of a majority of the outstanding shares of common stock issuable after conversion of the shares of our preferred stock held by parties to that agreement may, on one occasion only, require us to register for sale all or any portion of the shares of common stock issuable upon conversion of the preferred shares held by them. We are also obligated to register any of the shares of common stock issuable upon conversion of the preferred shares held by parties to the registration rights agreement if they request to be included in the registration. These parties, in the aggregate, have three demand registration rights. Further, if we become eligible to file registration statements on Form S-3, a holder of our preferred stock which is a party to the registration rights agreement may require us to file a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock issuable upon conversion of its preferred stock. We are also obligated to register the shares of common stock issuable upon conversion of the preferred shares held by parties to the registration rights agreement if they request to be included in the registration, provided that we will not be required to effect any Form S-3 registration more than once in any 180-day period. In addition, holders of preferred stock which are parties to the registration rights agreement will be entitled to require us to register the common stock issuable upon conversion of their preferred stock when we register stock for our own account or the account of other stockholders. This type of registration right is known as a "piggyback" registration right. Mr. Espuelas and Mr. Chen may also participate in any demand, S-3 or piggyback registration.


    The foregoing registration rights are subject to certain conditions and limitations, including:


    - the right of the underwriters in any underwritten offering to limit the number of shares of common stock held by stockholders with registration rights to be included in any demand, S-3 or piggyback registration; and



    - our right to delay for up to 90 days the filing or effectiveness of a registration statement pursuant to a demand for registration if the board of directors of determines that the registration would not be in our best interest at that time.



    We are generally required to bear all of the expenses of all registrations, except underwriting discounts and commissions. Registration of any of the shares of common stock held by stockholders with registration rights would result in those shares becoming freely tradable without restriction under the Securities Act immediately after effectiveness of the registration. We have agreed to indemnify the holders of registration rights in connection with demand, S-3 and piggyback registration under the terms of our amended and restated registration rights agreement.



ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR AMENDED AND RESTATED CERTIFICATE
  OF INCORPORATION AND BYLAWS



    Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider it its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.


CLASSIFIED BOARD OF DIRECTORS

    Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

CUMULATIVE VOTING

    Our amended and restated certificate of incorporation expressly denies stockholders the right to cumulate votes in the election of directors.

STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

    Our amended and restated certificate of incorporation eliminates the ability of stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by the chairman of the board of directors or a majority of the board of directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTORS NOMINATIONS


    Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within thirty (30) days before or after the anniversary date, in order to be timely, notice from the stockholder must be received no later than the tenth day following the date on which notice of the annual meeting was mailed to stockholders or made public, whichever occurred earlier. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.


AUTHORIZED BUT UNISSUED SHARES

    The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.


    The Delaware General Corporate Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation imposes supermajority vote requirements in connection with various business combination transactions and the amendment of various provisions of our amended and restated certificate of incorporation and amended and restated bylaws, including those provisions relating to the classified board of directors, action by written consent and special meetings by stockholders.


                          TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for StarMedia's common stock is American Stock Transfer & Trust Company, New York, New York.

                                    LISTING

    We have applied to list our common stock on the Nasdaq National Market under the trading symbol "STRM".

                        SHARES ELIGIBLE FOR FUTURE SALE


    Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since no shares will be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.



    Upon completion of this offering, we will have outstanding an aggregate of shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 42,423,667 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which rules are summarized below.


                               LOCK-UP AGREEMENTS


    All of our officers, directors and substantially all of our stockholders have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner:


    - with the prior written consent of Goldman, Sachs & Co.;


    - in the case of some transfers to affiliates;


    - as a bona fide gift; or

    - to any trust.


    Subject to the provisions of Rule 144, 144(k) and 701, restricted shares totaling 42,423,667 will be available for sale in the public market, subject in the case of shares held by affiliates to the volume restrictions contained in those rules, 180 days after the date of this prospectus.


                                    RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


    - 1% of the number of shares of common stock then outstanding, which will equal approximately 494,237 shares immediately after this offering; or


    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.


    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.


                                  RULE 144(K)


    Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

                                    RULE 701


    In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.


                              REGISTRATION RIGHTS


    Upon completion of this offering, the holders of 38,290,000 shares of our common stock, or their transferees will be entitled to request that we register their shares under the Securities Act. Please see "Description of Capital Stock-Registration Rights".


                                  STOCK PLANS

    Immediately after this offering, we intend to file a registration statement under the Securities Act covering 17,000,000 shares of common stock reserved for issuance under our 1997 and 1998 Plans and 349,933 shares reserved for issuance under our other non-qualified options. This registration statement is expected to be filed as soon as practicable after the effective date of this offering.


    At March 31, 1999, options to purchase 8,229,100 shares were issued and outstanding under our Plans and otherwise. All of these shares will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some of the options, the expiration of lock-up agreements.


                            VALIDITY OF COMMON STOCK

    The validity of the common stock offered hereby will be passed upon for StarMedia by Brobeck, Phleger & Harrison LLP, New York, New York and for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 1997 and 1998, and for the period from March 5, 1996 (date of inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 as set forth in their reports. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION



    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits and schedules thereto) under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to StarMedia and the common stock, reference is made to the registration statement and the exhibits and schedules thereto.


    You may read and copy all or any portion of the registration statement or any reports, statements or other information in StarMedia's files in the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. StarMedia's Commission filings, including the registration statement, will also be available to you on the Commission's Internet site (http://www.sec.gov).


    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                            STARMEDIA NETWORK, INC.


Report of Independent Auditors..................................................        F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998 and March 31, 1999
  (Unaudited)...................................................................        F-3

Consolidated Statements of Operations for the period from March 5, 1996 (date of inception) to December 31, 1996 and the years ended December 31, 1997 and 1998
  and the three months ended March 31, 1998 and 1999 (Unaudited)................        F-4

Consolidated Statements of Changes in Stockholders' Deficit for the period from
  March 5, 1996 (date of inception) to December 31, 1996 and the years ended
  December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999
  (Unaudited)...................................................................        F-5

Consolidated Statements of Cash Flows for the period from March 5, 1996 (date of inception) to December 31, 1996 and the years ended December 31, 1997 and 1998
  and the three months ended March 31, 1998 and 1999 (Unaudited)................        F-6

                                                                                      F-7 -
Notes to Consolidated Financial Statements......................................       F-18

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
StarMedia Network, Inc.

    We have audited the accompanying consolidated balance sheets of StarMedia Network, Inc. (the "Company") as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the period from March 5, 1996 (date of inception) to December 31, 1996 and the years ended December 31, 1997 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of StarMedia Network, Inc. at December 31, 1997 and 1998 and the results of their operations and their cash flows for the period from March 5, 1996 (date of inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

                                         /s/ Ernst & Young LLP

New York, New York
March 5, 1999,


  except for Notes 12 and 13, as
  to which the date is
  March 14, 1999

                            STARMEDIA NETWORK, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                  DECEMBER 31                         PRO FORMA
                                                           -------------------------   MARCH 31,      MARCH 31,
                                                              1997          1998          1999          1999
                                                           -----------  ------------  ------------  -------------
                                                                                      (UNAUDITED)    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..............................  $   436,000  $ 53,141,000  $ 40,588,000  $  40,588,000
  Accounts receivable net of allowance for bad debts of
    $0, $60,000 and $141,000 as of December 31, 1997 and
    1998 and March 31, 1999, respectively................       27,000       460,000       973,000        973,000
  Other current assets...................................        7,000     1,674,000     2,241,000      2,241,000
                                                           -----------  ------------  ------------  -------------
Total current assets.....................................      470,000    55,275,000    43,802,000     43,802,000
Fixed assets, net........................................      263,000     5,403,000     7,308,000      7,308,000
Intangible assets, net of accumulated amortization of
  $1,000, $93,000 and $124,000 as of December 31, 1997
  and 1998 and March 31, 1999, respectively..............       30,000       179,000       492,000        492,000
Goodwill, net............................................                                  920,000        920,000
Other assets.............................................       23,000       129,000     1,367,000      1,367,000
                                                           -----------  ------------  ------------  -------------
                                                           $   786,000  $ 60,986,000  $ 53,889,000  $  53,889,000
                                                           -----------  ------------  ------------  -------------
                                                           -----------  ------------  ------------  -------------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.......................................  $            $    286,000  $  3,732,000  $   3,732,000
  Accrued expenses.......................................      227,000     6,442,000     6,845,000      6,845,000
  Due to principal stockholders..........................       67,000
  Loan payable, current portion..........................                                1,085,000      1,085,000
  Capital lease obligations, current portion.............       10,000       220,000       166,000        166,000
  Deferred revenues......................................       20,000       815,000       591,000        591,000
                                                           -----------  ------------  ------------  -------------
Total current liabilities................................      324,000     7,763,000    12,419,000     12,419,000
Capital lease obligations................................        8,000
Loan payable, long term..................................                                2,541,000      2,541,000
Deferred rent............................................       21,000       122,000       126,000        126,000
Preferred stock, authorized 60,000,000 shares:
  Series A Redeemable Convertible Preferred Stock, $.001
    par value, 7,330,000 shares authorized, 7,330,000
    shares issued and outstanding at December 31, 1997
    and 1998 and March 31, 1999, respectively, stated at
    liquidation value, net of related expenses...........    3,833,000     4,218,000     4,311,000
  Series B Redeemable Convertible Preferred Stock, $.001
    par value, 8,000,000 shares authorized, 8,000,000
    shares issued and outstanding at December 31, 1998
    and March 31, 1999, respectively, stated at
    liquidation value, net of related expenses...........                 12,944,000    13,246,000
  Series C Redeemable Convertible Preferred Stock, $.001
    par value, 16,666,667 shares authorized, 16,666,667
    shares issued and outstanding at December 31, 1998
    and March 31, 1999, respectively, stated at
    liquidation value, net of related expenses...........                 79,332,000    81,478,000
Stockholders' deficit:
  Common stock, $.001 par value, 100,000,000 shares
    authorized, 10,012,000 shares, 10,392,000 shares and
    10,427,000 shares issued and outstanding at December
    31, 1997 and 1998 and March 31, 1999, respectively,
    and 42,423,667 shares outstanding on a pro forma
    basis................................................       10,000        10,000        10,000         42,000
  Additional paid-in capital.............................      431,000    19,563,000    21,057,000    120,060,000
  Deferred compensation..................................                 (8,666,000)   (8,896,000)    (8,896,000)
  Other comprehensive loss...............................                    (37,000)     (218,000)      (218,000)
  Accumulated deficit....................................   (3,841,000)  (54,263,000)  (72,185,000)   (72,185,000)
                                                           -----------  ------------  ------------  -------------
Total stockholders' (deficit)............................   (3,400,000)  (43,393,000)  (60,232,000)    38,803,000
                                                           -----------  ------------  ------------  -------------
Total liabilities and stockholders' deficit..............  $   786,000  $ 60,986,000  $ 53,889,000  $  53,889,000
                                                           -----------  ------------  ------------  -------------
                                                           -----------  ------------  ------------  -------------


SEE ACCOMPANYING NOTES.

                            STARMEDIA NETWORK, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                            PERIOD FROM
                                            MARCH 5,1996
                                              (DATE OF                                         THREE MONTHS ENDED
                                           INCEPTION) TO      YEAR ENDED DECEMBER 31                MARCH 31,
                                              DECEMBER     -----------------------------  -----------------------------
                                              31, 1996         1997            1998           1998            1999
                                           --------------  -------------  --------------  -------------  --------------
                                                                                                   (UNAUDITED)
Revenues.................................   $              $     460,000  $    5,329,000  $     256,000  $    1,541,000

Operating expenses:
  Product and technology development.....         36,000       1,229,000       6,816,000        794,000       3,562,000
  Sales and marketing....................         12,000       2,108,000      29,274,000      1,816,000       9,657,000
  General and administrative.............         78,000         648,000       4,600,000        450,000       2,410,000
  Depreciation and amortization..........          2,000          38,000         774,000         79,000         467,000
  Stock-based compensation expense.......                                     10,421,000          2,000       1,247,000
                                           --------------  -------------  --------------  -------------  --------------
Total operating expenses.................        128,000       4,023,000      51,885,000      3,141,000      17,343,000
                                           --------------  -------------  --------------  -------------  --------------
Loss from operations.....................       (128,000)     (3,563,000)    (46,556,000)    (2,885,000)    (15,802,000)

Other income (expense):
  Interest income........................                         35,000         715,000         56,000         459,000
  Interest expense.......................                                        (45,000)       (28,000)        (38,000)
                                           --------------  -------------  --------------  -------------  --------------
Net loss.................................       (128,000)     (3,528,000)    (45,886,000)    (2,857,000     (15,381,000)
Preferred stock dividends and
  accretion..............................             --        (185,000)     (4,536,000)      (295,000)     (2,541,000)
                                           --------------  -------------  --------------  -------------  --------------
Net loss available to common
  shareholders...........................   $   (128,000)  $  (3,713,000) $  (50,422,000) $  (3,152,000) $  (17,922,000)
                                           --------------  -------------  --------------  -------------  --------------
                                           --------------  -------------  --------------  -------------  --------------
Historical basic and diluted net loss per
  common share...........................   $      (0.01)  $       (0.37) $        (4.94) $       (0.31) $        (1.72)
                                           --------------  -------------  --------------  -------------  --------------
                                           --------------  -------------  --------------  -------------  --------------
Historical number of shares used in
  computing basic and diluted net loss
  per share..............................      9,147,223      10,012,000      10,202,000     10,012,000      10,409,500
                                           --------------  -------------  --------------  -------------  --------------
                                           --------------  -------------  --------------  -------------  --------------
Pro forma basic and diluted net loss per
  share..................................                                 $        (1.09)                $        (0.36)
                                                                          --------------                 --------------
                                                                          --------------                 --------------
Number of shares used in computing pro
  forma basic and diluted net loss per
  share..................................                                     42,198,667                     42,406,167
                                                                          --------------                 --------------
                                                                          --------------                 --------------


SEE ACCOMPANYING NOTES.

                            STARMEDIA NETWORK, INC.


          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT



                PERIOD FROM MARCH 5, 1996 (DATE OF INCEPTION) TO
       DECEMBER 31, 1996, AND THE YEARS ENDED DECEMBER 31, 1997 AND 1998
             AND THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)



                              COMMON STOCK        ADDITIONAL                                       OTHER
                         -----------------------    PAID-IN     ACCUMULATED      DEFERRED      COMPREHENSIVE
                           SHARES      AMOUNT       CAPITAL       DEFICIT      COMPENSATION       INCOME          TOTAL
                         ----------  -----------  -----------  -------------  --------------  ---------------  ------------
Balance at March 5,
  1996 (date of
  inception)...........               $           $             $              $                 $             $
Sale of common stock...  10,012,000      10,000       431,000                                                       441,000
Net loss for the
  period...............                                            (128,000)                                       (128,000)
                         ----------  -----------  -----------  -------------  --------------  ---------------  ------------
Balance at December 31,
  1996.................  10,012,000      10,000       431,000      (128,000)                                        313,000
Accretion of preferred
  stock................                                            (185,000)                                       (185,000)
Net loss for the
  year.................                                          (3,528,000)                                     (3,528,000)
                         ----------  -----------  -----------  -------------  --------------  ---------------  ------------
Balance at December 31,
  1997.................  10,012,000      10,000       431,000    (3,841,000)                                     (3,400,000)
Deferred compensation
  related to stock
  options, net of
  cancellations........                            19,087,000                   (19,087,000)
Amortization of
  deferred
  compensation.........                                                          10,421,000                      10,421,000
Exercise of common
  stock options........     380,000                    45,000                                                        45,000
Preferred stock
  dividends and
  accretion............                                          (4,536,000)                                     (4,536,000)
Net loss for the
  year.................                                         (45,886,000)                                    (45,886,000)
Translation
  adjustment...........                                                                            (37,000)         (37,000)
                                                                                                               ------------
Comprehensive loss.....                                                                                         (45,923,000)
                         ----------  -----------  -----------  -------------  --------------  ---------------  ------------
Balance at December 31,
  1998.................  10,392,000      10,000    19,563,000   (54,263,000)     (8,666,000)       (37,000)     (43,393,000)
Deferred Compensation
  related to stock
  options, net of
  cancellations........                             1,477,000                    (1,477,000)
Amortization of
  deferred
  compensation.........                                                           1,247,000                       1,247,000
Exercise of common
  stock options........      35,000                    17,000                                                        17,000
Preferred Stock
  dividends and
  accretion............                                          (2,541,000)                                     (2,541,000)
Net loss for the
  period...............                                         (15,381,000)                                    (15,381,000)
Translation
  adjustment...........                                                                           (181,000)        (181,000)
Comprehensive loss.....                                                                                         (15,562,000)
                         ----------  -----------  -----------  -------------  --------------  ---------------  ------------
Balance at March 31,
  1999 (unaudited).....  10,427,000   $  10,000   $21,057,000   $(72,185,000)  $ (8,896,000)     $(218,000)    $(60,232,000)
                         ----------  -----------  -----------  -------------  --------------  ---------------  ------------
                         ----------  -----------  -----------  -------------  --------------  ---------------  ------------


SEE ACCOMPANYING NOTES.

                            STARMEDIA NETWORK, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                               PERIOD FROM
                                              MARCH 5, 1996
                                                 (DATE OF                                       THREE MONTHS ENDED
                                              INCEPTION) TO     YEAR ENDED DECEMBER 31              MARCH 31,
                                                 DECEMBER     ---------------------------  ----------------------------
                                                 31, 1996         1997          1998           1998           1999
                                              --------------  ------------  -------------  -------------  -------------
                                                                                                    UNAUDITED
OPERATING ACTIVITIES
Net loss....................................   $   (128,000)  $ (3,528,000) $ (45,886,000) $  (2,857,000) $ (15,381,000)
Adjustments to reconcile net loss to net
  cash used in operating activities:
    Depreciation and amortization...........          1,000         38,000        774,000         79,000        467,000
    Provision for bad debts.................                                       60,000                        81,000
    Amortization of deferred compensation...                                   10,421,000          2,000      1,247,000
    Deferred rent...........................                        21,000        101,000         20,000          4,000
    Changes in operating assets and
      liabilities:
      Accounts receivable...................                       (27,000)      (493,000)       (12,000)      (542,000)
      Other assets..........................                       (30,000)    (1,773,000)      (708,000)    (1,805,000)
      Accounts payable and accrued
        expenses............................                       227,000      5,356,000        907,000      3,828,000
      Deferred revenues.....................                        20,000        795,000                      (224,000)
                                              --------------  ------------  -------------  -------------  -------------
Net cash used in operating activities.......       (127,000)    (3,279,000)   (30,645,000)    (2,569,000)   (12,325,000)

INVESTING ACTIVITIES
Purchase of fixed assets....................        (30,000)      (249,000)    (4,395,000)      (253,000)    (2,420,000)
Intangible assets...........................                       (31,000)      (241,000)       (98,000)      (344,000)
Cash paid for acquisition...................                                                                   (921,000)
                                              --------------  ------------  -------------  -------------  -------------
Net cash used in investing activities.......        (30,000)      (280,000)    (4,636,000)      (351,000)    (3,685,000)

FINANCING ACTIVITIES
Issuance of common stock....................        441,000                        45,000                        17,000
Issuance of redeemable convertible preferred
  stock, net of related expenses............                     3,647,000     88,125,000     11,936,000
Issuance of convertible subordinated notes..                                    6,000,000      4,000,000
Proceeds from long-term debt................                                                                  3,752,000
Repayment of long-term debt.................                                                                   (126,000)
Repayment of convertible subordinated
  notes.....................................                                   (6,000,000)    (4,000,000)
Loans (to) from stockholders................        (54,000)        67,000
Repayments (to) from stockholders...........                        54,000        (67,000)       (67,000)
Payments under capital leases...............                        (3,000)      (112,000)        (1,000)       (54,000)
                                              --------------  ------------  -------------  -------------  -------------
Net cash provided by financing activities...        387,000      3,765,000     87,991,000     11,868,000      3,589,000
Effect of exchange rate changes on cash and
  cash equivalents..........................                                       (5,000)                     (132,000)
                                              --------------  ------------  -------------  -------------  -------------
Net increase (decrease) in cash and cash
  equivalents...............................        230,000        206,000     52,705,000      8,948,000    (12,553,000)
Cash and cash equivalents, beginning of
  period....................................                       230,000        436,000        436,000     53,141,000
                                              --------------  ------------  -------------  -------------  -------------
Cash and cash equivalents, end of period....   $    230,000   $    436,000  $  53,141,000      9,384,000     40,588,000
                                              --------------  ------------  -------------  -------------  -------------
                                              --------------  ------------  -------------  -------------  -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Interest paid...............................   $              $             $      45,000  $      28,000  $
                                              --------------  ------------  -------------  -------------  -------------
                                              --------------  ------------  -------------  -------------  -------------
NON-CASH FINANCING ACTIVITIES
Acquisition of fixed assets through capital
  leases....................................   $              $     21,000  $     314,000  $              $
                                              --------------  ------------  -------------  -------------  -------------
                                              --------------  ------------  -------------  -------------  -------------


SEE ACCOMPANYING NOTES.

                            STARMEDIA NETWORK, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                 PERIOD FROM MARCH 5, 1996 (DATE OF INCEPTION)
                     TO DECEMBER 31, 1996, THE YEARS ENDED
                DECEMBER 31, 1997 AND 1998 AND THE THREE MONTHS
                              ENDED MARCH 31, 1999



                   (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


1. SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION AND DESCRIPTION OF BUSINESS

The accompanying consolidated financial statements include the accounts of StarMedia Network, Inc. and its wholly-owned subsidiaries (collectively, the "Company"). All intercompany account balances and transactions have been eliminated in consolidation. StarMedia Network, Inc. was incorporated under Delaware law in March 1996.

The Company develops and maintains www.starmedia.com, a branded Internet online network (the "Network") located on the World Wide Web (the "Web"). The Network is organized around interest specific channels, community features, search capabilities and online shopping in Spanish and Portuguese, targeted to Latin America.

INITIAL PUBLIC OFFERING AND UNAUDITED PRO FORMA BALANCE SHEET (UNAUDITED)


In February 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering ("IPO"). In conjunction with a qualified IPO, all outstanding shares of Series A, B and C Redeemable Convertible Preferred Stock, automatically convert into shares of Common Stock on a one for one basis. Accordingly, the effect of the conversions has been reflected in the accompanying unaudited pro forma balance sheet as if they had occurred as of March 31, 1999.



INTERIM FINANCIAL STATEMENTS



The financial statements as of March 31, 1999, and for the three months ended March 31, 1998 and 1999 have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position as of March 31, 1999 and the results of operations and cash flows for the three months ended March 31, 1998 and 1999 have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or eliminated.



The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for any future interim period or for the year ending December 31, 1999.


REVENUE RECOGNITION

The Company's revenues are derived principally from the sale of banner advertisements and sponsorships, some of which also involve more integration, design and coordination of the

                            STARMEDIA NETWORK, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                     (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION (CONTINUED)



customer's content with the Company's services, such as the placement of sponsor buttons in specific areas of the Network. The sponsor buttons generally provide users with direct links to sponsor homepages that exist within the Network which are usually focused on selling sponsor merchandise and services to users of the Network. Advertising revenues on both banner and sponsorship contracts, which range from one month to two years, are recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of minimum number of "impressions," or times that an advertisement appears in pages viewed by users of the Company's Network. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved. The Company also earns revenues on sponsorship contracts for fees relating to the design, coordination, and integration of the customer's content. Revenue related to the design, coordination and integration of the customers' content are recognized ratably over the term of the contract or using the percentage of completion method if the fee for such services is fixed. A number of the Company's agreements provide for the Company to receive a percentage of revenues from electronic commerce transactions conducted by advertisers who are selling goods or services to users of the Network. These revenues are recognized by the Company upon notification from the advertiser of its share of revenues earned by the Company and, to date, have not been significant.



Revenues from barter transactions are recognized during the period in which the advertisements are displayed on the Company's Network. Barter transactions are recorded at the estimated fair market value of the goods or services received or the estimated fair market value of the advertisements given, whichever is more readily determinable. For the year ended December 31, 1997, substantially all of the Company's revenues were derived from barter transactions. For the year ended December 31, 1998 and the three months ended March 31, 1998 and 1999, revenues derived from barter transactions, were approximately $2.4 million, $224,000 and $424,000, respectively.


Deferred revenues are primarily comprised of billings in excess of recognized revenues relating to advertising contracts and sponsorship and banner advertising contracts.

PRODUCT DEVELOPMENT

Costs incurred in the classification and organization of listings within the Network and the development of new products and enhancements to existing products are charged to expense as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

                            STARMEDIA NETWORK, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                     (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

The Company considers all financial instruments with a maturity of three months or less when purchased to be cash equivalents. Such amounts are stated at cost which approximates market value.

FIXED ASSETS

Fixed assets, including those acquired under capital leases, are stated at cost and depreciated by the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the remaining period of the lease.

INTANGIBLE ASSETS

Intangible assets consist of trademarks and trade names and are being amortized on a straight-line basis over a period of five years.


Goodwill consists of the excess of the purchase price paid over the tangible net assets of acquired companies. Goodwill is amortized using the straight-line method over three years. Amortization expense and accumulated amortization as of March 31, 1999 and for the three months ended March 31, 1999 was approximately $1,000.



The Company assesses the recoverability of its goodwill and intangible assets by determining whether the amortization of the unamortized balance over its remaining life can be recovered through forecasted cash flows. If undiscounted forecasted cash flows indicate that the unamortized amounts will not be recovered, an adjustment will be made to reduce the net amounts to an amount consistent with forecasted future cash flows discounted at the Company's incremental borrowing rate. Cash flow forecasts are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.


INCOME TAXES

The Company uses the liability method of accounting for income taxes, whereby deferred income taxes are provided on items recognized for financial reporting purposes over different periods than for income tax purposes. Valuation allowances are provided when the expected realization of tax assets does not meet a more likely than not criteria.

ADVERTISING COSTS


Advertising costs are expensed as incurred. For the period from March 5, 1996 (date of inception) to December 31, 1996, the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999, advertising expense amounted to approximately $0, $1,610,000, $21,246,000, $1,068,000 and
$5,380,000, respectively. For the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999, advertising expense includes

                            STARMEDIA NETWORK, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                     (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

approximately $460,000, $2.4 million, $224,000 and $424,000 of charges related to barter advertising transactions.


USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ from those estimates.

STOCK-BASED COMPENSATION

The Company grants stock options generally for a fixed number of shares to certain employees with an exercise price equal to or below the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and, accordingly, recognizes compensation expense only if the fair value of the underlying Common Stock exceeds the exercise price of the stock option on the date of grant. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which provides an alternative to APB Opinion No. 25 in accounting for stock-based compensation. As permitted by SFAS No. 123, the Company continues to account for stock-based compensation in accordance with APB Opinion No. 25 and has elected the pro forma disclosure alternative of SFAS No. 123 (see Note 5).

COMPUTATION OF HISTORICAL NET LOSS PER SHARE

The Company calculates earnings per share in accordance with SFAS No. 128, "Computation of Earnings Per Share" and SEC Staff Accounting Bulletin No. 98. Accordingly, basic earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the conversion of the Preferred Stock (using the if-converted method) and shares issuable upon the exercise of stock options (using the treasury stock method); common equivalent shares are excluded from the calculation if their effect is anti-dilutive.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains the majority of its cash and cash equivalents with one financial institution. The Company's sales are primarily to companies located in the United States and Latin American region. The Company performs periodic credit evaluations of its customers' financial condition and does not require collateral. Accounts receivable are due principally from large U.S. companies under stated contract terms and the Company provides for estimated credit losses at the time of sale. Such losses have not been significant to date.

                            STARMEDIA NETWORK, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                     (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS


The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and loan payable approximate their fair values.


FOREIGN CURRENCY AND INTERNATIONAL OPERATIONS


The functional currency of the Company's active subsidiaries in Argentina, Brazil, Chile and Colombia is the local currency. The financial statements of these subsidiaries are translated to U.S. dollars using year-end rates of exchange for assets and liabilities, and average rates for the year for revenues, costs, and expenses. Translation gains and losses are deferred and accumulated as a component of stockholders' deficit. The functional currency of the Company's subsidiaries in highly inflationary economies, Mexico, Uruguay, and Venezuela, is the U.S. dollar. Accordingly, for those subsidiaries that use U.S. dollars as the functional currency, monetary assets and liabilities are translated using the current exchange rate in effect at the year-end date, while nonmonetary assets and liabilities are translated at historical rates. Operations are generally translated at the weighted average exchange rate in effect during the period. The resulting foreign exchange gains and losses are recorded in the consolidated statement of operations. Revenues earned by the Company's foreign subsidiaries and assets of such foreign subsidiaries were not significant for all periods presented or at December 31, 1997 and 1998. Commencing January 1, 1999, the functional currency of the Company's Mexican subsidiary changed from the U.S. dollar to the local currency as Mexico was no longer considered a hyper-inflationary economy.


COMPREHENSIVE INCOME

The Company reports comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires foreign currency translation adjustments to be included in other comprehensive loss.

SEGMENT INFORMATION

The Company discloses information regarding segments in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting of financial information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports. The disclosure of segment information was not required as the Company operates in only one business segment.


    As of and for the period and years ended December 31, 1996, 1997 and 1998 and March 31, 1999, substantially all of the Company's assets were located in the U.S. and the Company derived substantially all of its revenue from businesses located in the U.S.

                            STARMEDIA NETWORK, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                     (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


2. FIXED ASSETS

    Fixed assets consist of the following:


                                                            DECEMBER 31
                                                     --------------------------    MARCH 31,
                                                        1997          1998           1999
                                                     -----------  -------------  -------------
Computer equipment.................................  $   172,000  $   4,738,000      6,782,000
Furniture and fixtures.............................        7,000        446,000        759,000
Leasehold improvements.............................      121,000        938,000        921,000
                                                     -----------  -------------  -------------
                                                         300,000      6,122,000      8,462,000
Less accumulated depreciation and amortization.....      (37,000)      (719,000)    (1,154,000)
                                                     -----------  -------------  -------------
                                                     $   263,000  $   5,403,000  $   7,308,000
                                                     -----------  -------------  -------------
                                                     -----------  -------------  -------------


3. STOCKHOLDERS' DEFICIT

REDEEMABLE CONVERTIBLE PREFERRED STOCK

In July 1997, the Company sold 7,330,000 shares of Series A Redeemable Convertible Preferred Stock (the "Series A Preferred") for $3,665,000, or $.50 per share. In February 1998, the Company sold 8,000,000 shares of Series B Redeemable Convertible Stock (the "Series B Preferred") for $12,000,000, or $1.50 per share. In August and September 1998, the Company sold an aggregate 16,666,667 shares of Series C Redeemable Convertible Preferred Stock (the "Series C Preferred") for $80,000,000, or $4.80 per share. The Series A Preferred, Series B Preferred and the Series C Preferred (collectively, the "Preferred Stock") are convertible into common stock on a one for one basis, subject to certain anti-dilution provisions, as defined, at any time at the option of the holder or automatically in the event of a qualified IPO. The holders of the Preferred Stock are entitled to the number of votes equal to the number of common shares that could be obtained upon conversion on the date of the vote and are entitled to a discretionary noncumulative dividend.

Upon a liquidation, including any merger or acquisition where the existing stockholders of the Company own less than 50% of the successor entity, the holders of the Preferred Stock are entitled to have the Company redeem their shares at the original price paid per share (the "Original Investment"), plus a 10% cumulative return less any dividends paid.

In the event that the Preferred Stock has not been converted as of December 31, 2004, the holders of the Preferred Stock can elect to have the Company redeem their Preferred Stock for an amount equal to their original investment plus any dividends declared but unpaid.


No Preferred Stock dividends have been declared or paid as of March 31, 1999. At December 31, 1997 and 1998, and March 31, 1999, total cumulative dividends in arrears, that would be payable upon a liquidation, were approximately $183,000, $4,233,000 and $6,625,000, respectively.


The Company has recorded issuance costs incurred in connection with the Preferred Stock as discounts at issuance and is accreting the discounts from the date of issuance through the date of mandatory redemption on December 31, 2004.

                            STARMEDIA NETWORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                   (INFORMATION AS OF MARCH 31, 1999 AND FOR



          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


3. STOCKHOLDERS' DEFICIT (CONTINUED)

CONVERTIBLE SUBORDINATED NOTES

    In January 1998 the Company issued $4,000,000 8% convertible subordinated notes due at the earlier of the closing of the Series B Preferred financing, or on July 21, 1998. In August 1998 the Company issued $2,000,000 8% convertible subordinated notes due at the earlier of the closing of the Series C Preferred financing or on December 31, 1998. All amounts outstanding were repaid during 1998 in accordance with their terms.

4. LOSS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:


                                  PERIOD FROM
                                 MARCH 5, 1996
                                    (DATE OF                                           THREE MONTHS ENDED
                                 INCEPTION) TO      YEAR ENDED DECEMBER 31                 MARCH 31,
                                    DECEMBER     -----------------------------  --------------------------------
                                    31, 1996         1997            1998            1998             1999
                                 --------------  -------------  --------------  ---------------  ---------------
Numerator:
  Net loss.....................   $   (128,000)  $  (3,528,000) $  (45,886,000) $    (2,857,000) $   (15,381,000)
  Preferred stock dividends and
    accretion..................             --        (185,000)     (4,536,000)        (295,000)      (2,541,000)
                                 --------------  -------------  --------------  ---------------  ---------------
Numerator for basic and diluted
  loss per share-- net loss
  available for common
  stockholders.................   $   (128,000)  $  (3,713,000) $  (50,422,000) $    (3,152,000) $   (17,922,000)
                                 --------------  -------------  --------------  ---------------  ---------------
                                 --------------  -------------  --------------  ---------------  ---------------
Denominator:
  Denominator for basic and
    dilutive loss per
    share--weighted average
    shares.....................      9,147,223      10,012,000      10,202,000       10,012,000       10,409,500
                                 --------------  -------------  --------------  ---------------  ---------------
                                 --------------  -------------  --------------  ---------------  ---------------
Basic and diluted net loss per
  share........................   $      (0.01)  $       (0.37) $        (4.94) $         (0.31) $         (1.72)
                                 --------------  -------------  --------------  ---------------  ---------------
                                 --------------  -------------  --------------  ---------------  ---------------



    Diluted net loss per share for the period from March 5, 1996 (date of inception) to December 31, 1996, the years ended December 31, 1997 and 1998, and the three month period ended March 31, 1998 and 1999, does not include the effect of options to purchase 0, 1,804,933, 6,131,933, 1,889,933 and 8,229,100 shares of common stock, respectively, or 0, 7,330,000, 31,996,667, 15,330,000 and 31,996,667 shares of common stock issuable upon the conversion of Preferred Stock on an "as if converted" basis, respectively, as the effect of their inclusion is antidilutive during each period.

                            STARMEDIA NETWORK, INC.

                   (INFORMATION AS OF MARCH 31, 1999 AND FOR



          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


4. LOSS PER SHARE (CONTINUED)

    The following table sets forth the computation of the unaudited pro forma basic and diluted loss per share, assuming conversion of the Preferred Stock:



                                                                                THREE MONTH
                                                               YEAR ENDED          ENDED
                                                                DECEMBER           MARCH
                                                                31, 1998         31, 1999
                                                             ---------------  ---------------
Numerator:
  Net loss available to common stockholders................  $   (50,422,000) $   (17,922,000)
  Preferred Stock dividends and accretion..................        4,536,000        2,541,000
                                                             ---------------  ---------------
Numerator for pro forma loss available to common
  stockholders.............................................  $   (45,886,000) $   (15,381,000)
                                                             ---------------  ---------------
                                                             ---------------  ---------------
Denominator:
  Weighted average number of common shares.................       10,202,000       10,409,500
  Assumed conversion of Preferred Stock to common shares
    (if converted method)..................................       31,996,667       31,996,667
                                                             ---------------  ---------------
Denominator for pro forma basic and diluted loss per
  share....................................................       42,198,667       42,406,167
                                                             ---------------  ---------------
                                                             ---------------  ---------------
Pro forma basic and diluted net loss per share.............  $         (1.09) $         (0.36)
                                                             ---------------  ---------------
                                                             ---------------  ---------------


5. STOCK OPTIONS

    In January 1997, the Company adopted the 1997 Stock Option Plan and, in July 1998, the Company adopted the 1998 Stock Option Plan (collectively, the "Option Plans"). The 1997 Stock Option Plan and the 1998 Stock Plan provide for the authorization of 10,000,000 shares. In February 1999, an additional 7,000,000 shares were reserved for issuance pursuant to the 1998 Stock Option Plan. The Option Plans provide for the granting of incentive stock options or non-qualified stock options to purchase common stock to eligible participants. Options granted under the Option Plan are for periods not to exceed ten years. In July 1998, approximately 1,400,000 non-qualified options outstanding were exchanged for incentive stock options having generally equivalent terms as the non-qualified options.

    Other than options to purchase 2,000,000 and 1,500,000 shares granted in April and December 1998, respectively, which were immediately vested, options outstanding under the Option Plans generally vest one-third after the first year of service and ratably each month over the next two years.


    In connection with the granting of stock options in 1998 and the exchange of non-qualified options to incentive stock options, the Company recorded deferred compensation of approximately $19,087,000. In connection with the granting of stock options in 1999, the Company recorded additional deferred compensation of approximately $1,477,000. Deferred compensation is being amortized for financial reporting purposes over the vesting period of the options. The amount recognized as expense during the year ended December 31, 1998 and the three months ended March 31, 1998 and 1999 amounted to approximately $10,421,000, $2,000 and $1,247,000, respectively.

                            STARMEDIA NETWORK, INC.

                   (INFORMATION AS OF MARCH 31, 1999 AND FOR



          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


5. STOCK OPTIONS (CONTINUED)
    The following transactions occurred with respect to the Option Plans:


                                                                                  WEIGHTED
                                                                                   AVERAGE
                                                                    SHARES     EXERCISE PRICE
                                                                 ------------  ---------------
Granted........................................................     1,814,933     $    0.42
Canceled.......................................................       (10,000)          .50
                                                                 ------------
Outstanding, December 31, 1997.................................     1,804,933           .42
Granted........................................................     6,792,000           .78
Canceled.......................................................    (2,085,000)          .50
Exercised......................................................      (380,000)          .12
                                                                 ------------
Outstanding, December 31, 1998.................................     6,131,933           .81
Granted........................................................     2,232,500          4.88
Canceled.......................................................      (100,333)          .66
Exercised......................................................       (35,000)          .50
                                                                 ------------
Outstanding, March 31,1999                                          8,229,100     $    1.92
                                                                 ------------
                                                                 ------------



    The following table summarizes information concerning outstanding options at December 31, 1998:



                                                     OPTIONS OUTSTANDING
                                                -----------------------------                  OPTIONS EXERCISABLE
                                                                 WEIGHTED-                  -------------------------
                                                                  AVERAGE       WEIGHTED-                  WEIGHTED-
                   RANGE OF                                      REMAINING       AVERAGE                    AVERAGE
                   EXERCISE                        NUMBER       CONTRACTUAL     EXERCISE       NUMBER      EXERCISE
                    PRICE                       OUTSTANDING        LIFE           PRICE     OUTSTANDING      PRICE
----------------------------------------------  ------------  ---------------  -----------  ------------  -----------
$0.50.........................................    4,415,433           6.75      $    0.50     3,062,987    $    0.50
$1.60.........................................    1,716,500           7.00      $    1.60     1,500,000    $    1.60
                                                ------------                                ------------
                                                  6,131,933                                   4,562,987
                                                ------------
                                                ------------



    The following table summarizes information concerning outstanding options at March 31, 1999:



                                                     OPTIONS OUTSTANDING
                                                -----------------------------                  OPTIONS EXERCISABLE
                                                                 WEIGHTED-                  -------------------------
                                                                  AVERAGE       WEIGHTED-                  WEIGHTED-
                   RANGE OF                                      REMAINING       AVERAGE                    AVERAGE
                   EXERCISE                        NUMBER       CONTRACTUAL     EXERCISE       NUMBER      EXERCISE
                    PRICE                       OUTSTANDING        LIFE           PRICE     OUTSTANDING      PRICE
----------------------------------------------  ------------  ---------------  -----------  ------------  -----------
$0.50.........................................    4,295,100           6.75      $    0.50     3,127,157    $    0.50
$1.60.........................................    2,120,000           7.00      $    1.60     1,507,500    $    1.60
$5.64.........................................    1,814,000            9.9      $    5.64
                                                ------------                                ------------
                                                  8,229,100                                   4,634,657
                                                ------------
                                                ------------



    Pro forma information regarding net loss is required by SFAS No. 123 which also requires that the information be determined as if the Company has accounted for its stock option under the fair

                            STARMEDIA NETWORK, INC.

                   (INFORMATION AS OF MARCH 31, 1999 AND FOR



          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


5. STOCK OPTIONS (CONTINUED)

value method of the statement. The fair value for these options was estimated using the minimum value method with the following assumptions:



                                 ASSUMPTIONS                                         1997              1998
------------------------------------------------------------------------------  ---------------  ----------------
Average risk-free interest rate...............................................    6.00%-6.40%      4.440%-5.70%
Dividend yield................................................................       0.0%              0.0%
Average life..................................................................      5 years          5 years



    Because the determination of fair value of all options granted after such time as the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding paragraph, the above results may not be representative of future periods.


    The Company's pro forma information is as follows:

                                                                                        1997            1998
                                                                                   --------------  ---------------
Pro forma net loss available to common stockholders..............................  $   (3,749,000) $   (51,276,000)
Pro forma basic and diluted loss per share.......................................  $        (0.37) $         (5.03)

6. INCOME TAXES

    For Federal income tax purposes at December 31, 1998, the Company had net operating loss carryfowards of approximately $36,500,000 which expire from 2011 through 2018. The net operating loss carryforwards may be subject to Section 382 of the Internal Revenue Code, which imposes annual limitations on their utilization. A valuation allowance has been recognized to fully offset the deferred tax assets, after considering deferred tax liabilities.

    Significant components of the Company's deferred tax assets are as follows:

                                                                         DECEMBER 31
                                                               -------------------------------
                                                                    1997            1998
                                                               --------------  ---------------
Federal net operating loss carryforwards.....................  $    1,200,000  $    12,422,000
Depreciation and amortization................................          (6,000)        (227,000)
Deferred rent................................................           9,000           55,000
Other........................................................                           27,000
                                                               --------------  ---------------
                                                                    1,203,000       12,277,000
Valuation allowance..........................................      (1,203,000)     (12,277,000)
                                                               --------------  ---------------
                                                               $           --  $            --
                                                               --------------  ---------------
                                                               --------------  ---------------

                            STARMEDIA NETWORK, INC.

                   (INFORMATION AS OF MARCH 31, 1999 AND FOR



          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


6. INCOME TAXES (CONTINUED)
    The effective income tax rate differs from the statutory rate as follows:

                                                                                   PERIOD FROM
                                                                                  MARCH 5, 1996
                                                                                    (DATE OF      YEAR ENDED DECEMBER
                                                                                  INCEPTION) TO            31
                                                                                  DECEMBER 31,    --------------------
                                                                                      1996          1997       1998
                                                                                 ---------------  ---------  ---------
Statutory rate.................................................................          (34%)         (34%)      (34%)
Non deductible losses from foreign operations..................................                                      2
Permanent differences..........................................................                                      8
Valuation allowance............................................................            33            33         23
Other..........................................................................             1             1          1
                                                                                        -----     ---------  ---------
Effective tax rate.............................................................           --%           --%        --%
                                                                                        -----     ---------  ---------
                                                                                        -----     ---------  ---------


7. LONG-TERM DEBT



    The Company has entered into a $12 million credit line for the acquisition of computer equipment and furniture and fixtures. At March 31, 1999, approximately $3.6 million was outstanding under the credit line. Amounts outstanding are payable in monthly installments of principal and interest of approximately $126,000, bear interest at approximately 13.7% per annum and are secured by some of our computer equipment and furniture and fixtures. The credit line requires the Company to maintain at least $10,000,000 in cash and cash equivalents.



8. ACCRUED EXPENSES



    Accrued expenses consist of the following:



                                                                    DECEMBER 31,
                                                            ----------------------------    MARCH 31,
                                                                1997           1998           1999
                                                            -------------  -------------  -------------
Product and technology development........................  $      14,000  $     490,000  $     618,000
Sales and marketing.......................................         64,000      3,639,000      4,215,000
General and administrative................................        132,000      1,108,000        728,000
Accrued fixed asset and intangible purchases..............         17,000      1,059,000      1,080,000
Other.....................................................             --        146,000        204,000
                                                            -------------  -------------  -------------
                                                            $     227,000  $   6,442,000  $   6,845,000
                                                            -------------  -------------  -------------
                                                            -------------  -------------  -------------



9. COMMITMENTS


CAPITAL LEASE

    Included in computer equipment are assets acquired under a capital lease. The cost of such equipment as of December 31, 1997 and 1998 is approximately $21,000 and $335,000 and the related accumulated depreciation is approximately $1,000 and $51,000, respectively.

    Future minimum lease payments under the noncancelable capital lease as of December 31, 1998 are $231,000, including interest of $11,000, which is all due in 1999.

                            STARMEDIA NETWORK, INC.

                   (INFORMATION AS OF MARCH 31, 1999 AND FOR



          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)



9. COMMITMENTS (CONTINUED)

    In connection with the capital lease the Company has a letter of credit outstanding of approximately $144,000 at December 31, 1998.

OPERATING LEASES


    The Company rents office space under noncancelable lease agreements. The minimum annual rental commitments under noncancelable operating leases that have initial or remaining terms in excess of one year as of December 31, 1998 are as follows:


Year ended December 31:
1999...........................................................  $  330,000
2000...........................................................     330,000
2001...........................................................     330,000
2002...........................................................     286,000
2003...........................................................     182,000
                                                                 ----------
                                                                 $1,458,000
                                                                 ----------
                                                                 ----------


    Rent expense amounted to approximately $0, $66,000, $392,000 for the period from March 5, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.



10. RETIREMENT PLAN


    The Company has a 401(k) plan that covers its eligible domestic employees. The plan does not require a matching contribution by the Company.


11. SIGNIFICANT CUSTOMERS AND GEOGRAPHICAL CONCENTRATION



    For the three months ended March 31, 1999, three customers accounted for approximately 19%, 12% and 12% of the Company's total revenue, respectively.



    For the three months ended March 31, 1998, two customers accounted for approximately 45% and 42% of the Company's total revenue, respectively.


    For the year ended December 31, 1997, three customers accounted for approximately 38%, 23%, and 18% of the Company's total revenue, respectively.

    For the year ended December 31, 1998, two customers accounted for approximately 23% and 16% of the Company's total revenue, respectively.


12. ACQUISITION



    On March 10, 1999, the Company acquired all of the outstanding stock of Achei Internet Promotion LTDA in exchange for cash of $810,000. The Company accounted for the acquisition under the purchase method of accounting and the results of the operations have been included in the financial statements of the Company from the date of acquisition. The excess purchase price over the fair value of the net assets acquired, including expenses incurred by the Company, has been recorded as goodwill.

                            STARMEDIA NETWORK, INC.

                   (INFORMATION AS OF MARCH 31, 1999 AND FOR



          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)



12. ACQUISITION (CONTINUED)


    On a pro forma basis, if the acquisition had taken place at the beginning of 1998, the effect on the Company's net sales, net loss, and loss per share would have been immaterial.



13. SUBSEQUENT EVENT



    On April 13, 1999, the Company acquired all of the outstanding stock of KD Sistemas de Informaticao LTDA in exchange for a cash payment of $5,320,000 and additional cash payments of up to $7,000,000 upon the achievement of certain performance targets (the "Earn-out"). As a portion of the Earn-out is contingent upon the continued employment of certain key individuals, the Company will record a portion of such payments as compensation expense when and if such performance targets are met.

                                  UNDERWRITING


    StarMedia and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., BancBoston Robertson Stephens Inc., J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. are the representatives of the underwriters.


                                                                                                        Number of
                                          Underwriters                                                   Shares
-----------------------------------------------------------------------------------------------------  -----------
Goldman, Sachs & Co..................................................................................
BancBoston Robertson Stephens Inc....................................................................
J.P. Morgan Securities Inc...........................................................................
Salomon Smith Barney Inc.............................................................................
                                                                                                       -----------
      Total..........................................................................................
                                                                                                       -----------
                                                                                                       -----------

                            ------------------------


    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from StarMedia to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.



    The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by StarMedia. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.


                     Paid by StarMedia
                     ------------------
                        No Exercise      Full Exercise
                     ------------------  -------------
Per Share..........      $                $
Total..............      $                $


    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $      per share from the initial public offering price. Any of those securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $      per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.



    StarMedia and its directors, officers and stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. Please see "Shares Eligible for Future Sale" for a discussion of transfer restrictions.



    At the request of StarMedia, the underwriters have reserved for sale, at the initial public offering price, up to 700,000 shares of common stock for certain directors, employees and associates of StarMedia. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.

    Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among StarMedia and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be StarMedia's historical performance, estimates of the business potential and earnings prospects of StarMedia, an assessment of StarMedia's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    StarMedia has applied to list the common stock on the Nasdaq National Market under the symbol "STRM".


    In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.



    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.



    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.



    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.



    StarMedia estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,500,000.


    J.P. Morgan Securities Inc., an affiliate of J.P. Morgan & Co., acted as a placement agent for StarMedia in connection with the private placement of StarMedia's series C redeemable convertible preferred stock in August 1998. StarMedia incurred customary placement fees to J.P. Morgan Securities Inc. for such services.

    Bayview Investors, an affiliate of BancBoston Robertson Stephens Inc., purchased 200,000 shares of StarMedia's series B redeemable convertible preferred stock in connection with StarMedia's private placement in February 1998 and 20,834 shares of StarMedia's series C redeemable convertible preferred stock in connection with StarMedia's private placement in August 1998.


    StarMedia has agreed to indemnify the several underwriters against various liabilities, including liabilities under the Securities Act of 1933.

                [EXAMPLE OF STARMEDIA PRINT MEDIA ADVERTISEMENT
                PREPARED BY OGILVY & MATHER. TEXT OF AD STATES:
              (1) THERE ARE MORE THAN 10 MILLION INTERNET USERS IN
            LATIN AMERICA, CITING NAZCA SAATCHI & SAATCHI 1997 DATA;
       (2) STARMEDIA IS THE LEADING ONLINE NETWORK ACROSS LATIN AMERICA;
         (3) A DECEMBER 1998 SURVEY BY STARMEDIA OF 12,253 OF ITS USERS
          SHOWS THAT THE USERS SPEND APPROXIMATELY 37% OF THEIR ONLINE
        TIME ON STARMEDIA, 87% OF THEM ARE EMPLOYED OR ATTENDING COLLEGE
     AND 61% HAVE CREDIT CARDS; (4) 20% OF THE POPULATION IN LATIN AMERICA CONTROLS AN ESTIMATED 65% OF THE BUYING POWER; (5) BY THE END OF 2000,
   34 MILLION LATIN AMERICANS WILL BE ONLINE, CITING NAZCA SAATCHI & SAATCHI
        1997 DATA, SIGNIFICANTLY OUTPACING THE GROWTH OF INTERNET USAGE
          WORLDWIDE; AND (6) A DEDICATED SALES TEAM IN EIGHT COUNTRIES
           AND A FOCUS ON THE NEEDS OF THE LATIN AMERICAN POPULATION;
     AND (7) STARMEDIA IS WELL POSITIONED TO TAKE ADVANTAGE OF THE GROWING
                        LATIN AMERICAN INTERNET MARKET.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS


                                          Page
                                          -----
Prospectus Summary...................           3
Risk Factors.........................           6
Forward-Looking Statements; Market
  Data...............................          16
Use of Proceeds......................          18
Dividend Policy......................          18
Capitalization.......................          19
Dilution.............................          20
Selected Consolidated Financial
  Data...............................          21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................          23
Business.............................          33
Management...........................          46
Certain Transactions.................          52
Principal Stockholders...............          54
Description of Capital Stock.........          56
Shares Eligible for Future Sale......          59
Validity of Common Stock.............          60
Experts..............................          60
Available Information................          60
Index to Financial Statements........         F-1
Underwriting.........................         U-1


                            ------------------------

    Through and including             , 1999 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as underwriter and with respect to an unsold allotment or subscription.


                                7,000,000 Shares


                            STARMEDIA NETWORK, INC.

                                  Common Stock

                                ---------------

                                     [LOGO]

                                  ------------

                              GOLDMAN, SACHS & CO.

                                   BANCBOSTON
                               ROBERTSON STEPHENS

                               J.P. MORGAN & CO.

                              SALOMON SMITH BARNEY

                      Representatives of the Underwriters

                            ------------------------


                            WIT CAPITAL CORPORATION
                      FACILITATOR OF INTERNET DISTRIBUTION


                            ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered.



SEC registration fee...........................................  $   26,885
NASD filing fee................................................      10,160
NASDAQ listing fee.............................................      95,500
Legal fees and expenses........................................     500,000
Accountants' fees and expenses.................................     400,000
Printing expenses..............................................     250,000
Blue sky fees and expenses.....................................       5,000
Transfer Agent and Registrar fees and expenses.................      15,000
Miscellaneous..................................................     197,455
                                                                 ----------
      Total....................................................  $1,500,000
                                                                 ----------
                                                                 ----------



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.


    The certificate of incorporation of StarMedia provides for indemnification of our directors against, and absolution of, liability to StarMedia and its stockholders to the fullest extent permitted by the DGCL. StarMedia intends to purchase directors' and officers' liability insurance covering liabilities that may be incurred by our directors and officers in connection with the performance of their duties.


    The employment agreements we have with Fernando J. Espuelas and Jack C. Chen provide that such executives will be indemnified by us for all liabilities relating to their status as officers or directors of StarMedia, and any actions committed or omitted by the executives, to the maximum extent permitted by law of the State of Delaware.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


    The registrant has sold and issued the following securities since March 5, 1996 (inception):



       1. From March 5, 1996 to December 31, 1998, the registrant issued and sold 10,392,000 shares of common stock to twenty-two purchasers at prices ranging from $0.0056 to $0.50 per share.



       2. In 1997, the registrant issued and sold 7,330,000 shares of series A redeemable convertible preferred stock to twenty-nine purchasers for an aggregate purchase price of $3,665,000.

       3. On January 21, 1998, the registrant issued 8% convertible subordinated notes due July 21, 1998 to the fl@tiron Fund, LLC in the aggregate principal amount of $410,000 and to Chase Venture Capital Associates, L.P. in the aggregate amount of $3,590,000.



       4. In February 1998, the registrant issued and sold 8,000,000 shares of series B redeemable convertible preferred stock to thirty-two purchasers for an aggregate purchase price of $12,000,000.



       5. On August 14, 1998, the registrant issued 8% convertible subordinated notes due December 31, 1998 to the Flatiron Fund 1998/99, LLC in the aggregate principal amount of $200,000 and to Chase Venture Capital Associates, L.P. in the aggregate amount of $1,800,000.



       6. In August 1998, the registrant issued and sold 16,666,667 shares of series C redeemable convertible preferred stock to thirty-seven purchasers for an aggregate purchase price of $80,000,000.



       7. Since December 31, 1998, the registrant issued 35,000 shares of common stock to two purchasers upon the exercise of options at exercise prices ranging from $0.50 to $1.50 per share.



    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the registrant, to information about the registrant.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
   1.1+      Form of underwriting agreement.
   3.1+      Certificate of incorporation, as amended.
   3.2*      Form of amended and restated certificate of incorporation to be in effect upon the closing of this offering.
   3.3+      Bylaws.
   3.4*      Form of amended and restated bylaws to be in effect upon the closing of this offering.
   4.1*      Specimen common stock certificate.
   4.2+      Please see Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the certificate of incorporation and bylaws defining the rights of holders of common stock.
   5.1*      Opinion of Brobeck, Phleger & Harrison LLP.
  10.1+      1997 stock option plan.
  10.2+      1998 stock plan.
  10.3+      Lease dated September 15, 1997 between Clemons Management Corp. and StarMedia, as amended.
  10.4+      Amended and restated registration rights agreement.
  10.5+      Amendment no. 1 to amended and restated registration rights agreement.
  10.6+      Series A convertible stock purchase agreement, dated as of July 25, 1997, between StarMedia and several purchasers named in attached schedule.
  10.7+      Series B convertible stock purchase agreement, dated as of February 20, 1998, between StarMedia and several purchasers named in attached schedule.
  10.8+      Series C convertible stock purchase agreement, dated as of August 24, 1998, between StarMedia and several purchasers named in attached schedule.

  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
  10.09*u    IBM business partner agreement, dated as of April 1, 1999, by and between StarMedia and IBM Global
             Services' Network.
  10.10*u    Quota purchase agreement, dated as of April 13, 1999, by and between StarMedia, StarMedia do Brasil
             Ltda., Quotaholders of KD Sistemas de Informacao Ltda. and KD Sistemas de Informacao Ltda.
  10.11*     Master Loan and Security Agreement No. 4231, dated as of March 31, 1999, by and between StarMedia and
             Charter Financial, Inc.
  21.1+      List of subsidiaries.
  23.1+      Consent of Ernst & Young LLP.
  23.2*      Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
  24.1+      Power of attorney (please see Signature Page).
  27.1       Financial Data Schedule.


------------------------
*   To be filed by amendment.

+   Previously filed.


u Application to be made to the Commission to seek confidential treatment of certain provisions.


(b) Financial Statement Schedules

    Schedule II--Valuation and Qualifying Accounts

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.


    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.



The undersigned registrant hereby undertakes that:



       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.


       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 27th day of April, 1999.


                                STARMEDIA NETWORK, INC.

                                BY:  /S/ FERNANDO J. ESPUELAS
                                     -----------------------------------------
                                     Fernando J. Espuelas
                                     CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities indicated below:



Dated: April 27, 1999                          /s/ FERNANDO J. ESPUELAS
                                               --------------------------------------------
                                               Fernando J. Espuelas
                                               Chief Executive Officer and
                                               Chairman of the Board of Directors
                                               (Principal Executive Officer)
Dated: April 27, 1999                          *
                                               --------------------------------------------
                                               Jack C. Chen
                                               President and Director
Dated: April 27, 1999                          *
                                               --------------------------------------------
                                               Steven J. Heller
                                               Vice President, Finance and Administration
                                               (Principal Financial and Accounting Officer)
Dated: April 27, 1999                          *
                                               --------------------------------------------
                                               Douglas M. Karp
                                               Director
Dated: April 27, 1999                          *
                                               --------------------------------------------
                                               Christopher T. Linen
                                               Director
Dated: April 27, 1999                          *
                                               --------------------------------------------
                                               Gerardo M. Rosenkranz
                                               Director
Dated: April 27, 1999                          *
                                               --------------------------------------------
                                               Susan L. Segal
                                               Director
Dated: April 27, 1999                          *
                                               --------------------------------------------
                                               Frederick R. Wilson
                                               Director



                /s/ FERNANDO J. ESPUELAS
       ------------------------------------------
                  Fernando J. Espuelas
  *By:              ATTORNEY-IN-FACT

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
StarMedia Network, Inc.

We have audited the consolidated financial statements of StarMedia Network, Inc. as of December 31, 1997 and 1998, and the period from March 5, 1996 (date of inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, and have issued our report thereon dated March 5, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                           ERNST & YOUNG LLP

/s/ Ernst & Young LLP

New York, New York
March 5, 1999

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                             STARMEDIA NETWORK INC.

                COLUMN A                     COLUMN B                     COLUMN C                      COLUMN D
                                                                         ADDITIONS
                                            BALANCE AT
                                           BEGINNING OF   CHARGED TO COSTS     CHARGED TO OTHER
               DESCRIPTION                    PERIOD        AND EXPENSES           ACCOUNTS            DEDUCTIONS
THREE MONTHS ENDED MARCH 31, 1999
  (UNAUDITED)
  Reserves and allowances deducted from
    asset accounts:
    Allowance for doubtful accounts......    $  60,000        $  81,000                   --                   --
YEAR ENDED DECEMBER 31, 1998
  Reserves and allowances deducted from
    asset accounts:
    Allowance for doubtful accounts......           --           60,000                   --                   --

YEAR ENDED DECEMBER 31, 1997
  Reserves and allowances deducted from
    asset accounts:
    Allowance for doubtful accounts......           --               --                   --                   --

PERIOD ENDED MARCH 5, 1996 (DATE OF
  INCEPTION) TO DECEMBER 31, 1996
  Reserves and allowances deducted from
    asset accounts:
    Allowance for doubtful accounts......           --               --                   --                   --

                COLUMN A                      COLUMN E

                                           BALANCE AT END
               DESCRIPTION                   OF PERIOD
THREE MONTHS ENDED MARCH 31, 1999
  (UNAUDITED)
  Reserves and allowances deducted from
    asset accounts:
    Allowance for doubtful accounts......    $  141,000
YEAR ENDED DECEMBER 31, 1998
  Reserves and allowances deducted from
    asset accounts:
    Allowance for doubtful accounts......        60,000
YEAR ENDED DECEMBER 31, 1997
  Reserves and allowances deducted from
    asset accounts:
    Allowance for doubtful accounts......            --
PERIOD ENDED MARCH 5, 1996 (DATE OF
  INCEPTION) TO DECEMBER 31, 1996
  Reserves and allowances deducted from
    asset accounts:
    Allowance for doubtful accounts......            --

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
   1.1+      Form of underwriting agreement.
   3.1+      Certificate of incorporation, as amended.
   3.2*      Form of amended and restated certificate of incorporation to be in effect upon the closing of this offering.
   3.3+      By-laws.
   3.4*      Form of amended and restated bylaws to be in effect upon the closing of this offering.
   4.1*      Specimen common stock certificate.
   4.2+      Please see Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the certificate of incorporation and bylaws defining the rights of holders of common stock.
   5.1*      Opinion of Brobeck, Phleger & Harrison LLP.
  10.1+      1997 stock option plan.
  10.2+      1998 stock plan.
  10.3+      Lease dated September 15, 1997 between Clemons Management Corp. and StarMedia, as amended.
  10.4+      Amended and restated registration rights agreement.
  10.5+      Amendment no. 1 to amended and restated registration rights agreement.
  10.6+      Series A convertible stock purchase agreement, dated as of July 25, 1997, between StarMedia and several purchasers named in attached schedule.
  10.7+      Series B convertible stock purchase agreement, dated as of February 20, 1998, between StarMedia and several purchasers named in attached schedule.
  10.8+      Series C convertible stock purchase agreement, dated as of August 24, 1998, between StarMedia and several purchasers named in attached schedule.
  10.09*u    IBM business partner agreement, dated as of April 1, 1999 by and between StarMedia and IBM Global
             Services' Network.
  10.10*u    Quota purchase agreement, dated as of April 13, 1999, by and between StarMedia, StarMedia do Brasil
             Ltda., Quotaholders of KD Sistemas de Informacao Ltda. and KD Sistemas de Informacao Ltda.
  10.11*     Master Loan and Security Agreement No. 4231, dated as of March 31, 1999, by and between StarMedia and
             Charter Financial, Inc.
  21.1+      List of subsidiaries.
  23.1+      Consent of Ernst & Young LLP.
  23.2*      Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
  24.1+      Power of attorney (please see Signature Page).
  27.1       Financial Data Schedule.


------------------------

*   To be filed by amendment.


+   Previously filed.



u Application to be made to the Commission to seek confidential treatment of certain provisions.